UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.         )

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Park Hotels & Resorts Inc.

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Notice of Annual Meeting of Stockholders

and Proxy Statement

June 14, 2017

Dear Fellow Stockholder:

It is our pleasure to cordially invite you to attend the annual meeting of stockholders of Park Hotels & Resorts Inc. to be held on Friday, July 28, 2017 at 11:30 a.m., Eastern time, at the Hilton McLean Tysons Corner, 7920 Jones Branch Drive, McLean, Virginia, 22102.

In January 2017, upon completion of our spin-off from Hilton Worldwide Holding Inc., we began operating as an independent public company and our common stock commenced “regular way” trading on the New York Stock Exchange under the symbol “PK.” We have accomplished a tremendous amount since the spin-off and are pleased to share with you the vision and values that we use to guide our business decisions.

At the annual meeting, you will be asked to (i) elect members to serve on our Board of Directors; (ii) approve, on an advisory (non-binding) basis, the compensation of our named executive officers; (iii) determine, on an advisory (non-binding) basis, the frequency of our future advisory votes approving the compensation of our named executive officers; (iv) ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2017; and (v) conduct such other business as may properly come before the meeting or any adjournment or postponement of the annual meeting. The Notice of Annual Meeting of Stockholders and Proxy Statement accompanying this letter provide further information regarding these proposals.

We will be providing access to our proxy materials over the Internet under the U.S. Securities and Exchange Commission’s “notice and access” rules. As a result, beginning on or about June 14, 2017, we are mailing to many of our stockholders a Notice instead of a paper copy of this Proxy Statement and our 2016 Annual Report. On the date of the mailing of the Notice, all stockholders of record and beneficial owners will have the ability to access all of our proxy materials referred to in the Notice on the Internet website cited therein and in the accompanying Proxy Statement. These proxy materials will be available free of charge. The Notice also contains instructions on how to receive a paper copy of our proxy materials, including this Proxy Statement, our 2016 Annual Report and a Proxy Card or Voting Instruction Form (as applicable).

Your vote is important. The Board of Directors appreciates your continued support and, regardless of whether you plan to participate in the annual meeting, we hope that you will vote as soon as possible. Thank you for your continued interest and we look forward to seeing you at the annual meeting.

Sincerely,

Thomas J. Baltimore, Jr.
Chairman of the Board of Directors, President and Chief Executive Officer

Park Hotels & Resorts Inc. 1600 Tysons Boulevard 10th Floor McLean, VA 22102 +1 703 584 7979 Main

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

You are hereby invited to attend the 2017 annual meeting of stockholders of Park Hotels & Resorts Inc.

Date:	Friday, July 28, 2017
Time:	11:30 a.m., Eastern Time
Location:	Hilton McLean Tysons Corner, 7920 Jones Branch Drive, McLean, Virginia, 22102

Items of Business:

•  To elect eleven directors to serve until the 2018 annual meeting of stockholders and until their successors have been duly elected and qualify (Proposal 1);

•  To consider and vote, on an advisory (non-binding) basis, on the compensation of our named executive officers as disclosed in this Proxy Statement (Proposal 2);

•  To consider and vote, on an advisory (non-binding) basis, on the frequency of our future advisory votes approving the compensation of our named executive officers (Proposal 3);

•  To consider and vote upon the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017 (Proposal 4); and

•  To conduct such other business as may properly come before the meeting or any adjournment or postponement thereof.

Record Date:	Stockholders of record as of the close of business on June 1, 2017 will be entitled to notice of and to vote at the 2017 annual meeting of stockholders and any adjournment or postponement of the annual meeting.

Voting:	The Board of Directors, on behalf of the Company, is soliciting your proxy to ensure that a quorum is present and that your shares are represented and voted at the 2017 annual meeting of stockholders. The Notice of Annual Meeting and Proxy Statement are first being distributed or made available, as the case may be, on or about June 14, 2017. You are requested, whether or not you plan to be present at the annual meeting, to vote, sign and promptly return your Proxy Card or Voting Instruction Form (as applicable). Alternatively, you may authorize a proxy to vote by telephone or the Internet. If you subsequently decide to vote at the meeting, information about revoking your proxy prior to the meeting is also provided.

BY ORDER OF THE BOARD OF DIRECTORS

Thomas C. Morey
Senior Vice President, General Counsel and Secretary
June 14, 2017

VOTING CAN BE COMPLETED IN ONE OF FOUR WAYS:

VIA THE INTERNET Go to the website address shown on your Proxy Card or Voting Instruction Form	BY MAIL Mark, sign, date and return the enclosed Proxy Card or Voting Instruction Form in the postage-paid envelope

BY TELEPHONE Use the toll-free number shown on your Proxy Card or Voting Instruction Form and follow the recorded instructions	IN PERSON Vote at the annual meeting in McLean, Virginia (if you are a record holder)

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 28, 2017. This Proxy Statement and our 2016 Annual Report are available free of charge at www.proxyvote.com.

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting. Our proxy materials, including our Proxy Statement and Proxy Card or Voting Instruction Form (as applicable), are first being distributed or made available, as the case may be, on or about June 14, 2017.

GENERAL

The Board of Directors (the “Board”) of Park Hotels & Resorts Inc. (“Park,” the “Company,” “we,” “us” and “our”) is soliciting proxies to be voted at its 2017 annual meeting of stockholders. The Proxy Statement provides the information stockholders need to know to vote by proxy or in person at the annual meeting. Stockholders do not need to attend the annual meeting in person in order to vote. If, at the close of business on June 1, 2017, you were a stockholder of record or held shares through a broker, bank or other nominee, you may vote your shares by proxy via the Internet, by telephone or by mail. For shares held through a broker, bank or other nominee, you may vote by submitting voting instructions to your broker, bank or other nominee. Please refer to information from your broker, bank or other nominee on how to submit voting instructions.

ANNUAL MEETING OF STOCKHOLDERS

Date and Time	Record Date
July 28, 2017 at 11:30 a.m. (ET)	June 1, 2017

Location Hilton McLean Tysons Corner	Number of Shares of Common Stock Outstanding and Eligible to Vote at the Meeting as of the Record Date
7920 Jones Branch Drive, McLean, Virginia	214,835,403 shares of common stock

VOTING MATTERS

Stockholders are being asked to vote on the following matters at the 2017 annual meeting of stockholders:

Board Recommendation
Proposal 1. Election of Directors (page 3)

The Board and the Nominating and Corporate Governance Committee believe that the combination of the qualifications, experiences, skills and attributes of the director nominees would contribute to an effective and well-functioning Board and that, individually and as a whole, the director nominees possess the necessary qualifications to provide effective oversight of the business and quality advice and counsel to the Company’s management.	FOR EACH NOMINEE

Proposal 2. Advisory Vote to Approve Compensation of Named Executive Officers (page 20)

Stockholders are being asked to cast a vote, on an advisory (non-binding) basis, to approve the compensation of the Company’s named executive officers, as described in this Proxy Statement. The Board values stockholders’ opinions and the Compensation Committee will take into account the outcome of the advisory vote when considering future executive compensation decisions.	FOR

Board Recommendation

Proposal 3. Advisory Vote to Determine Frequency of Future Advisory Votes Approving Compensation of Named Executive Officers (page 21)

We are providing stockholders the opportunity to cast an advisory vote on how frequently the Company includes an advisory vote to approve the compensation paid to our named executive officers in its proxy materials. Stockholders may vote to recommend holding the advisory vote on the compensation paid to our named executive officers every one, two or three years.	1 YEAR

Proposal 4. Ratification of the Appointment of Ernst & Young LLP (page 40)

The Audit Committee has appointed Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2017. As a matter of good corporate governance, stockholders are being asked to ratify the Audit Committee’s selection of our independent registered public accounting firm. The Audit Committee and the Board believe that the continued retention of Ernst & Young to serve as the independent registered public accounting firm for the Company is in the best interests of the Company and its stockholders.	FOR

CORPORATE GOVERNANCE HIGHLIGHTS

We believe that our corporate governance policies and practices promote the long-term interests of our stockholders and strengthen our Board and management accountability. Highlights include:

•	Annual Election of Directors

•	Director Resignation Requirement Upon Failure to Receive a Majority Vote

•	Seven out of Eleven Director Nominees are Independent

•	Independent Lead Director

•	Our Chairman, President and Chief Executive Officer is our only Management Director
•	Fully Independent Audit, Compensation and Nominating and Corporate Governance Committees

•	Regular Executive Sessions of Non-Management Directors

OUR SPIN-OFF TRANSACTION

We have historically operated as a subsidiary of Hilton Worldwide Holdings Inc. (“Hilton”) and its subsidiaries. In 2016, the board of directors of Hilton approved a plan to separate Hilton into three independent, publicly traded companies. Under this plan, Hilton executed a spin-off of Park and its subsidiaries (referred to in this Proxy Statement as the “Spin-off”), as well as a spin-off of Hilton Grand Vacations Inc. and its subsidiaries (“HGV”), both of which were effective as of January 3, 2017. From December 15, 2016 through January 3, 2017, Hilton held 100% of our common stock. On January 3, 2017, pursuant to the Spin-off, our outstanding shares of common stock were converted into 197,605,195 shares of common stock, all of which were distributed by Hilton to its stockholders. Our common stock began “regular way” trading on the New York Stock Exchange (the “NYSE”) on January 4, 2017. Following the Spin-off, Park, HGV and Hilton each operate independently, although we have entered into certain material agreements with Hilton and HGV in connection with the Spin-off. See “Transactions With Related Persons—Internal Reorganization and Spin-Off Agreements” for a description of these agreements, and the full agreements, filed with the Securities and Exchange Commission (“SEC”) as exhibits to our periodic reports, for additional detail.

PROPOSAL 1: ELECTION OF DIRECTORS

INTRODUCTION

The Board has nominated eleven directors for election at the 2017 annual meeting of stockholders to serve until the Company’s 2018 annual meeting of stockholders and until their successors have been duly elected and qualified. Each nominee for director was recommended by our Nominating and Corporate Governance Committee, which considered a number of factors, including the criteria for Board membership approved by our Board, and then was nominated by our Board.

Each of our nominees are currently directors of the Company. Nine of are directors joined the Company in December 2016 or January 2017 in connection with the Company’s Spin-off from Hilton. Our remaining two directors, Messrs. Geoffrey Garrett and Xianyi Mu, were elected as directors in June 2017 pursuant to the stockholder agreement (the “HNA Stockholder Agreement”) between the Company and HNA Tourism Group Co., Ltd. (“HNA”). A full description of the HNA Stockholder Agreement is included in our Annual Report on Form 10-K, filed with the SEC by the Company on March 2, 2017. None of our current directors has been elected by our public stockholders.

Each of our nominees has agreed to be named in this Proxy Statement and to serve if elected. The Board anticipates that the nominees will serve, if elected, as directors. However, if any person nominated by the Board ceases to be a candidate for election by the time of the 2017 annual meeting of stockholders, the proxies will be voted for the election of such other person as the Board may recommend.

VOTE REQUIRED

Under our Amended and Restated By-laws (our “By-laws”), in an uncontested election, directors must be elected by a plurality of all the votes cast. This means that the director nominees with the greatest number of votes cast, even if less than a majority, will be elected. There is no cumulative voting. Abstentions, broker non-votes (if any) and votes marked “WITHHOLD” are not counted as votes cast.

Notwithstanding the foregoing, under our By-laws and Corporate Governance Guidelines, if a director nominee who is already serving as a director (other than a person nominated or designated pursuant to the stockholder agreements between the Company and Blackstone or the Company and HNA, which are both described below) does not receive a majority of the votes cast, the director must tender his or her resignation to our Board and our Nominating and Corporate Governance Committee is required to consider all relevant factors and make a recommendation to the Board on whether to accept or reject the recommendation or take other action. The Board is required to take action with respect to this recommendation within 90 days following certification of the election results.

BOARD RECOMMENDATION

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED BELOW.

DIRECTOR NOMINEES

Below is biographical information about the director nominees and their specific qualifications, experience, skills and attributes which led the Board and the Nominating and Corporate Governance Committee to conclude that they should be nominated to serve as directors of Park.

Thomas J. Baltimore, Jr., Age 53

Director Since: 2016; Chairman of the Board

Qualifications, Experience, Skills and Attributes: Mr. Baltimore’s knowledge of and extensive experience in various senior leadership roles in the lodging real estate industry provides the Board valuable industry-specific knowledge and expertise. In addition, Mr. Baltimore’s role as our President and Chief Executive Officer brings management perspective to Board deliberations and provides beneficial information about the status of our day-to-day operations.

Mr. Baltimore joined the Company in May 2016 and has served as our President and Chief Executive Officer and as a director and the Chairman of the Board since December 2016. Prior to joining the Company, Mr. Baltimore served most recently as the President and Chief Executive Officer of RLJ Lodging Trust (NYSE: RLJ) (“RLJ”) and as a member of its board of trustees from RLJ’s formation on January 31, 2011 until May 11, 2016. Prior to that, Mr. Baltimore co-founded RLJ Development and served as its president from 2000 to 2011. During this time period, RLJ Development and affiliates raised and invested more than $2.2 billion in equity. Previously, Mr. Baltimore served as vice president of gaming acquisitions of Hilton Hotels Corporation from 1997 until 1998 and later as vice president of development and finance from 1999 until 2000. He also served in various management positions with Marriott Corporation and Host Marriott Services Corporation, including vice president of business development. Mr. Baltimore currently serves on the board of directors of Prudential Financial, Inc. (NYSE: PRU) where he serves as Lead Independent Director. Previously, Mr. Baltimore served on the board of directors of Duke Realty Corporation (NYSE: DRE) until April 2017, the board of trustees of RLJ until May of 2016 and the board of directors of Integra Life Sciences Company (NASDAQ: IART) until August 2012. Mr. Baltimore is also a member of the National Association of Real Estate Investment Trusts (“NAREIT”) executive board where he currently serves as First Vice Chair. Mr. Baltimore received his Bachelor of Science degree from the McIntire School of Commerce, University of Virginia and his Master of Business Administration degree from the Colgate Darden School of Business, University of Virginia.

Gordon M. Bethune, Age 75

Director Since: 2017; Lead Independent Director

Committees: Compensation, Nominating and Corporate Governance

Qualifications, Experience, Skills and Attributes: Mr. Bethune brings to the Board his extensive public company directorship experience as well as his operations and management experience, including as chief executive officer of an airline.

Mr. Bethune has served as the Lead Independent Director since joining the Board in January 2017. Mr. Bethune worked for Continental Airlines, Inc. (now part of United Continental Holdings, Inc. (NYSE: UAL)) from February 1994 until December 2004, serving as Chairman and Chief Executive Officer from September 1996 until his retirement in December 2004, as Chief Executive Officer from November 1994 until September 1996 and as President and Chief Operating Officer from February 1994 until November 1994. Prior to his tenure at Continental, Mr. Bethune held senior management positions with The Boeing Company (NYSE: BA), Piedmont Airlines, Inc., Western Airlines, Inc. and Braniff Airlines. Mr. Bethune currently serves on the board of directors of Sprint Corporation (NYSE: S) and served on the board of directors of Prudential Financial, Inc. (NYSE: PRU) from 2005 until May 2016, Honeywell International Inc. (NYSE: HON) from 1999 until April 2016, Willis Towers Watson PLC (NASDAQ: WLTW) from 2004 until 2008, Continental from 2000 until 2004 and Sysco Corporation (NYSE: SYY) from 1999 until 2000. Mr. Bethune received his Bachelor of Science degree from Abilene Christian University in Dallas, Texas.

Patricia M. Bedient, Age 63

Director Since: 2017

Committees: Audit, Nominating and Corporate Governance

Qualifications, Experience, Skills and Attributes: Ms. Bedient brings to the Board her extensive financial and management experience, including service as a REIT chief financial officer. In addition, Ms. Bedient brings to the Board her public company directorship experience.

Ms. Bedient has served as a director on the Board since January 2017. Ms. Bedient has most recently served as Executive Vice President for Weyerhaeuser Company (NYSE: WY), one of the world’s largest integrated forest products companies, from 2007 until her retirement in July 2016. Ms. Bedient also served Weyerhaeuser as Chief Financial Officer from 2007 until February 2016. Prior to that, Ms. Bedient served as Senior Vice President, Finance and Strategic Planning of Weyerhaeuser from 2006 until 2007 and as Vice President, Strategic Planning from 2003, when Ms. Bedient joined Weyerhaeuser, until 2006. A certified public accountant (“CPA”) since 1978, Ms. Bedient served as managing partner of the Seattle office of Arthur Andersen LLP prior to joining Weyerhaeuser. Ms. Bedient also worked at Arthur Andersen’s Portland and Boise offices as a partner and as a CPA during her 27-year career with that firm. Ms. Bedient currently serves on the board of directors of Alaska Air Group, Inc. (NYSE: ALK), where she serves as the Lead Independent Director, and Suncor Energy Inc. (NYSE: SU). Ms. Bedient received her Bachelor of Science degree in Business Administration with concentrations in Finance and Accounting from Oregon State University. She is a member of the American Institute of CPAs.

Geoffrey Garrett, Age 59

Director Since: 2017

Qualifications, Experience, Skills and Attributes: Mr. Garrett brings to the Board his extensive leadership and management experience, as well as a diverse perspective gained from serving as the dean of one of the most prominent business schools in the United States.

Mr. Garrett has served as a director of the Board since June 2017. Mr. Garrett currently serves as dean of the Wharton School of Business (“Wharton”) at the University of Pennsylvania. Prior to his appointment as dean of Wharton in 2014, Mr. Garrett served as the dean of the business school at University of New South Wales in Australia from January 2013 until June 2014 and the dean of the business school at the University of Sydney, Australia from January 2013 until December 2013. From 2008 until 2012, Mr. Garrett served as the Founding Chief Executive Officer and a Professor of Political Science at the United States Studies Centre in Sydney, Australia. Prior to that, Mr. Garrett served as President of the Pacific Council of International Policy in Los Angeles from 2005 until 2009 and the dean of the UCLA International Institute from 2001 until 2005. Mr. Garrett previously served as a professor at Oxford University, Stanford University, Yale University and as a member of the faculty in the Management Department at Wharton. Mr. Garrett received a Bachelor of Arts degree with Honors from the Australian National University and a Master of Arts and Doctor of Philosophy degrees from Duke University where he was a Fulbright Scholar.

Robert G. Harper, Age 39

Director Since: 2017

Qualifications, Experience, Skills and Attributes: Mr. Harper brings to the Board his experience at Blackstone, which involves management and oversight of Blackstone’s global real estate assets, as well as his extensive financial background.

Mr. Harper has served as a director on the Board since January 2017. Mr. Harper currently serves as the Head of U.S. Asset Management for the real estate group of The Blackstone Group L.P. (“Blackstone”). Since joining Blackstone in 2002, Mr. Harper has been involved in analyzing Blackstone’s real estate equity and debt investments in all property types. Mr. Harper has previously worked for Blackstone in Los Angeles and London, where he served as Head of Europe for the Blackstone Real Estate Debt Strategies business.

Mr. Harper currently serves as a director of Invitation Homes Inc. (NYSE: INVH) and served on the board of directors of ESH Hospitality, Inc. (NYSE: STAY) until that company’s 2017 annual meeting of shareholders in May 2017. Prior to joining Blackstone, Mr. Harper worked for Morgan Stanley’s real estate private equity group in Los Angeles and San Francisco. Mr. Harper received a Bachelor of Science degree from the McIntire School of Commerce, University of Virginia.

Tyler S. Henritze, Age 36

Director Since: 2017

Qualifications, Experience, Skills and Attributes: Mr. Henritze brings to the Board knowledge of and experience in the real estate sector gained through his tenure at Blackstone, as well as his public company directorship experience.

Mr. Henritze has served as a director on the Board since January 2017. Mr. Henritze has served as Senior Managing Director in the real estate group of Blackstone since January 2013 and is currently the Head of U.S. Acquisitions for Blackstone. Prior to being named as Senior Managing Director at Blackstone, Mr. Henritze served as Managing Director from 2011 until 2012 and as Principal from 2009 until 2010. Since joining Blackstone in 2004, Mr. Henritze has been involved in over $75 billion of real estate investments across all property types. He played a key role in acquisitions including GE Capital’s real estate business, Strategic Hotels, The Cosmopolitan of Las Vegas, Motel 6, Extended Stay Hotels, Equity Office Properties Trust, CarrAmerica Realty, La Quinta and Wyndham International. Before joining Blackstone, Mr. Henritze worked at Merrill Lynch in the real estate investment banking group and was involved in a variety of debt, equity and merger and acquisition transactions. He currently serves on the board of directors of The Cosmopolitan of Las Vegas, Motel 6 and BRE Select Hotel Corp, and previously served on the board of directors of Hilton Worldwide Holdings Inc. (NYSE: HLT) and La Quinta Holdings Inc. (NYSE: LQ). Mr. Henritze received his Bachelor of Science degree in Commerce from the McIntire School, University of Virginia. Mr. Henritze helped found and serves on the investment community board of CityYear New York.

Christie B. Kelly, Age 56

Director Since: 2016

Committees: Audit (Chair), Compensation

Qualifications, Experience, Skills and Attributes: Ms. Kelly brings to the Board financial and industry-specific expertise, including as chief financial officer of a real estate investment trust, as well as her public company directorship experience.

Ms. Kelly has served as a director on the Board since December 2016. Ms. Kelly has served as Executive Vice President and Chief Financial Officer of Jones Lang LaSalle Incorporated (NYSE: JLL) (“JLL”), a publicly traded financial and professional services firm specializing in real estate, since July 2013. Prior to her tenure at JLL, Ms. Kelly served as Executive Vice President and Chief Financial Officer of Duke Realty Corporation (NYSE: DRE) (“Duke”) from 2009 until June 2013. From 2007 until she joined Duke in 2009, Ms. Kelly served as Senior Vice President, Global Real Estate at Lehman Brothers, where she led real estate equity syndication in the United States and Canada. Prior to that, Ms. Kelly served General Electric Company (NYSE: GE) from 1983 to 2007 in numerous finance and operational financial management positions in the United States, Europe and Asia that included responsibility for mergers and acquisitions, process improvements, internal audit and enterprise risk management. Ms. Kelly currently serves on the board of directors of Kite Realty Group Trust (NYSE: KRG). Ms. Kelly received her Bachelor of Arts degree in Economics from Bucknell University. She has been recognized as one of the Women of Influence by the Indianapolis Business Journal.

Sen. Joseph I. Lieberman, Age 75

Director Since: 2017

Committees: Audit, Nominating and Corporate Governance

Qualifications, Experience, Skills and Attributes: Sen. Lieberman brings to the Board extensive public policy and government relations experience, including as U.S. Senator of the State of Connecticut, and legal experience in his current role as Senior Counsel.

Sen. Lieberman has served as a director on the Board since January 2017. Sen. Lieberman has served as Senior Counsel at Kasowitz, Benson & Torres LLP, a national law firm focusing on complex commercial litigation, since 2013. Prior to joining Kasowitz, Sen. Lieberman, the Democratic Vice Presidential nominee in 2000, served 24 years in the U.S. Senate, retiring in January 2013 following the end of his fourth term. During his tenure in the U.S. Senate, Sen. Lieberman helped shape legislation in areas of public policy including national and homeland security, foreign policy, fiscal policy, environmental protection, human rights, health care, trade, energy, cyber security and taxes. Sen. Lieberman served the U.S. Senate in many leadership roles, including as the Chairman of the Committee on Homeland Security and Government Affairs. Prior to being elected to the U.S. Senate, Sen. Lieberman served as the Attorney General of the State of Connecticut from 1983 until 1988. From 1970 until 1980, Sen. Lieberman also served in the Connecticut State Senate, including three terms as majority leader. Sen. Lieberman received his Bachelor of Arts degree in Political Science and Economics and his Juris Doctorate degree from Yale University.

Xianyi Mu, Age 35

Director Since: 2017

Qualifications, Experience, Skills and Attributes: Mr. Mu brings to the Board knowledge of and experience in the hotel and lodging sector gained through his tenure at HNA Holding Group Co. Ltd and its affiliates.

Mr. Mu has served as a director of the Board since June 2017. Mr. Mu has served as the Chief Investment Officer of HNA Holding Group Co., Ltd. since December 2016 and served as its Financial Director from March 2016 until December 2016. Prior to that, Mr. Mu served as the President of HNA Investment Group Co. Ltd from 2015 until 2016 and as the Vice President and Chief Financial Officer of HNA Hotel Group Co., Ltd from 2011 until 2014. From 2009 until 2014, Mr. Mu served as the secretary of the board of directors of HNA Group and deputy manager of the research and development department of HNA Capital. Mr. Mu served as a board member of NH Hotel Group SA from 2013 until 2016. Mr. Mu received his law degree from University of Tsinghua in Beijing and a Master’s Degree in Tourist and Hotel Management from Polytechnic University of Hong Kong.

Timothy J. Naughton, Age 56

Director Since: 2017

Committees: Nominating and Corporate Governance (Chair), Compensation

Qualifications, Experience, Skills and Attributes: Mr. Naughton brings to the Board industry-specific experience in the real estate sector, including as chief executive officer of a real estate investment trust, as well as his extensive public company directorship experience.

Mr. Naughton has served as a director on the Board since January 2017. Mr. Naughton currently serves as the Chairman, Chief Executive Officer and President of AvalonBay Communities, Inc. (NYSE: AVB) (“AvalonBay”). Mr. Naughton has served as Chairman of the board of directors of AvalonBay since May 2013, as Chief Executive Officer since January 2012, and as President since February 2005. Joining AvalonBay’s predecessor entity in 1989, Mr. Naughton served as Chief Operating Officer of AvalonBay from 2001 until 2005, as Senior Vice President, Chief Investment Officer from 2000 until 2001 and as Senior Vice President and Vice President, Development and Acquisitions from 1993 until 2000. Mr. Naughton currently serves on the board of directors of Welltower Inc. (NYSE: HCN), serves as the Chair of NAREIT, is a member of The Real Estate Round Table, is a member and past Chairman of the Multifamily Council of the Urban Land Institute and is a member of the Real Estate Forum. Mr. Naughton received his Master of Business Administration from Harvard Business School and received his Bachelor of Arts degree in Economics with High Distinction from the University of Virginia, where he was elected to Phi Beta Kappa.

Stephen I. Sadove, Age 65

Director Since: 2017

Committees: Compensation (Chair), Audit

Qualifications, Experience, Skills and Attributes: Mr. Sadove brings to the Board extensive operations and management experience, including as chief executive officer of a retailer, as well as his extensive public company directorship experience.

Mr. Sadove has served as a director on the Board since January 2017. Mr. Sadove has served as a founding partner of JW Levin Management Partners LLC, a private management and investment firm, since 2015. Mr. Sadove also serves as principal of Stephen Sadove and Associates, which provides consulting services to the retail industry, since 2014. From 2007 until 2013, Mr. Sadove served as Chairman and Chief Executive Officer of Saks Incorporated. Prior to that, Mr. Sadove served Saks as Vice Chairman from January 2002 until March 2004, as Chief Operating Officer from March 2004 until January 2006 and was named Chief Executive Officer in 2006. Prior to his tenure with Saks, Mr. Sadove served Bristol-Myers Squibb Company (NYSE: BMY) from 1991 until 2001, as President, Clairol from 1991 until 1996, as President, Worldwide Beauty Care from 1996 until 1997, as President, Worldwide Beauty Care and Nutritionals from 1997 until 1998 and as Senior Vice President of Bristol-Myers Squibb and President, Worldwide Beauty Care from 1997 until 2001. Mr. Sadove currently serves on the board of directors of Colgate-Palmolive Company (NYSE: CL), where he serves as the Lead Director; Ruby Tuesday, Inc. (NYSE: RT), where he serves as the Non-Executive Chairman and Lead Director of the board of directors; and Aramark (NYSE: ARMK). Mr. Sadove served on the board of directors of J.C. Penney Company, Inc. (NYSE: JCP) until May 2016. Mr. Sadove received his Master of Business Administration degree with Distinction from Harvard Business School and received his Bachelor’s degree in Government from Hamilton College. He currently serves as the Chairman of the board of trustees of Hamilton College.

CORPORATE GOVERANCE MATTERS

Our Board believes that good corporate governance promotes the long-term interests of our stockholders and strengthens Board and management accountability. The Board is responsible for providing advice and oversight of the strategic and operational direction of the Company and overseeing its executive management to support the long-term interests of the Company and its stockholders.

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance include:

•	our Board is not classified and each of our directors is subject to re-election annually, and we intend not to classify the Board in the future without the approval of our stockholders

•	under our By-laws and our Corporate Governance Guidelines, directors who fail to receive a majority of the votes cast in uncontested elections will be required to submit their resignation to the Board

•	our non-management directors meet regularly in executive sessions; and

•	we do not have a stockholder rights plan, and if the Board were ever to adopt a stockholder rights plan in the future without prior stockholder approval, the Board would either submit the plan to stockholders for ratification or cause the rights plan to expire within one year.

COMPOSITION OF THE BOARD

Our Amended and Restated Certificate of Incorporation and our By-laws provide that the Board (i) currently consists of eleven directors and (ii) in the future will consist of such number of directors as may from time to time be fixed by the Board, but at no time shall the Board consist of greater than 12 or fewer than 3 directors. Each director will serve until our next annual meeting and until his or her successor is duly elected and qualified or until the director’s earlier death, resignation or removal.

In connection with the Spin-off, the Company entered into a stockholder agreement with Blackstone (the “Blackstone Stockholders Agreement”), which is described further below under “Transactions with Related Persons —Stockholder Agreements—Blackstone Stockholders Agreement.” The Blackstone Stockholders Agreement provides that so long as Blackstone and other owners of Hilton prior to Hilton’s December 2013 initial public offering collectively own at least 5% of our outstanding common stock, Blackstone is entitled to designate a certain number of directors to the Board based on its percentage ownership of our common stock. Based on Blackstone’s ownership of our common stock as of the date of this Proxy Statement and the size of our Board upon appointment of the HNA directors as set forth below, Blackstone is entitled to designate two directors on our Board, which is the number of directors equal to the lowest whole number greater than 10% of the total number of directors comprising the Board. Accordingly, Blackstone has designated, and we have nominated for election as directors, Messrs. Harper and Henritze, each to serve until our next annual meeting and until his respective successor is duly elected and qualified or until the director’s earlier death, resignation or removal.

We also have a stockholders agreement with HNA, which is described further below under “Transactions with Related Persons Stockholder Agreements—HNA Stockholders Agreement” and took effect upon the March 15, 2017 closing of Blackstone’s previously announced sale of approximately 25% of our common stock to HNA. The HNA Stockholders Agreement provides that, among other things, for so long as HNA owns at least 15% of our outstanding common stock, HNA will have the right to designate two directors to the Board, one of whom may be affiliated with HNA (but not its hospitality business unless the Nominating and Corporate Governance

Committee otherwise approves), the other of whom must be independent under NYSE standards and each of whom must be reasonably satisfactory to our Nominating and Corporate Governance Committee. HNA’s director designation rights are subject to change based on their ownership of our common stock and cease once HNA owns less than 5%. HNA has designated, and we have nominated for election as directors, Messrs. Garrett and Mu, each to serve until our next annual meeting and until his respective successor is duly elected and qualified or until the director’s earlier death, resignation or removal. Messrs. Garrett and Mu were initially elected to the Board on June 10, 2017.

BOARD LEADERSHIP STRUCTURE

Thomas J. Baltimore, Jr. serves as the Chairman of the Board, President and Chief Executive Officer. Gordon M. Bethune serves as our Lead Independent Director. The Board believes that the use of the Lead Independent Director, together with a combined Chairman and Chief Executive Officer position, is an effective leadership structure. The Company’s Policy Regarding Board Leadership Structure is set forth below:

Our Board’s leadership structure consists of a Chairman of the Board (who is also our CEO), a Lead Independent Director and Committee Chairs. The Board believes that the Company is best served by having the same individual serve as both Chairman and CEO in order to facilitate strategic discussion at Board meetings based on the extensive familiarity of the Chairman and CEO with our business. The Board also believes that a strong Lead Independent Director function is an important part of our corporate governance. Accordingly, the Board has adopted Corporate Governance Guidelines which establish the responsibilities and authorities of the Lead Independent Director as follows:

•	presiding at all meetings of the Board at which the Chair is not present, including executive sessions of the independent directors

•	serving as a liaison between the Chair and the independent directors

•	approving information sent to the Board

•	approving meeting agendas for the Board

•	approving meeting schedules to assure there is sufficient time for discussion of all agenda items

•	authorization to call meetings of the independent directors, and

•	ensuring that he/she be available, if requested by stockholders for consultation and direct communication.

Our Corporate Governance Guidelines require the independent directors to elect a Lead Independent Director on an annual basis. As well, our Board expects to periodically review the continued appropriateness of this Board leadership structure.

DIRECTOR INDEPENDENCE AND INDEPENDENCE DETERMINATIONS

Under our Corporate Governance Guidelines and NYSE rules, a director is not independent unless the Board affirmatively determines that he or she does not have a direct or indirect material relationship with us or any of our subsidiaries. In addition, the director must meet the bright-line tests for independence set forth by the NYSE rules.

Our Corporate Governance Guidelines define independence in accordance with the independence definition in the current NYSE corporate governance rules for listed companies. Our Corporate Governance Guidelines require the Board to review the independence of all directors at least annually.

In the event a director has a relationship with the Company that is relevant to his or her independence and is not addressed by the objective tests set forth in the NYSE independence definition, the Board will determine, considering all relevant facts and circumstances, whether that relationship is material.

Our Board has affirmatively determined that each of Ms. Bedient, Mr. Bethune, Mr. Garrett, Ms. Kelly, Sen. Lieberman, Mr. Naughton and Mr. Sadove is independent under the guidelines for director independence set forth in our Corporate Governance Guidelines and under all applicable NYSE guidelines, including with respect to committee membership.

BOARD COMMITTEES

Committee Membership

Effective as of the Spin-off, the Board established three standing committees comprised entirely of independent directors: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each of these committees is described in more detail below. The following table summarizes the current membership of each of the Board’s committees.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance

Patricia M. Bedient	✓		✓

Gordon M. Bethune		✓	✓

Christie B. Kelly	Chair	✓

Sen. Joseph I. Lieberman	✓		✓

Timothy J. Naughton		✓	Chair

Stephen I. Sadove	✓	Chair

Audit Committee

The purpose of the Audit Committee is to assist the Board’s oversight of the adequacy and integrity of the Company’s financial reporting processes and procedures; the integrity of the Company’s financial statements; the Company’s compliance with legal and regulatory requirements and the Company’s enterprise risk management program; the independent auditor’s appointment, qualification, independence, work and retention; and the scope, approach, performance and results of the independent auditors and the Company’s internal audit function. The duties and responsibilities of our Audit Committee are more fully described in our Audit Committee Charter, which is available under the “Investors” tab of the Company’s website at http://www.pkhotelsandresorts.com, under the heading “Corporate Governance—Governance Documents.”

The Board has determined that each of the members of the Audit Committee are independent as defined by our Corporate Governance Guidelines and the NYSE listing standards applicable to boards of directors generally and audit committees in particular. The Board has also determined that each of the members of the Audit Committee are financially literate within the meaning of the NYSE listing standards and that Ms. Bedient and Ms. Kelly qualify as “audit committee financial experts” as defined under applicable SEC rules and regulations.

Compensation Committee

The purpose of the Compensation Committee is to assist the Board in fulfilling its responsibilities relating to compensation matters, including with respect to the compensation of the Company’s executive officers. The Compensation Committee has responsibility for overseeing the goals, objectives, compensation and benefits of our executive officers; our overall compensation structure, policies and programs; making recommendations to the Board with respect to director compensation; and our compliance with applicable legal and regulatory requirements. The duties and responsibilities of our Compensation Committee are more fully described in our Compensation Committee Charter, which is available under the “Investors” tab of the Company’s website at http://www.pkhotelsandresorts.com, under the heading “Corporate Governance—Governance Documents.”

Pursuant to the Compensation Committee Charter, and subject to compliance with applicable laws of our state of jurisdiction, the Compensation Committee may not delegate its authority to approve executive compensation or grant equity awards to directors or executive officers of the Company, except to subcommittees comprised solely of Compensation Committee members. The Compensation Committee also has the authority under its charter to retain outside consultants or advisors, as it deems necessary or advisable. A more detailed discussion of the Compensation Committees use of outside advisors with respect to 2017 compensation matters is provided under the caption “Compensation Discussion and Analysis—Role of Compensation Consultant.”

The Board has determined that each of the members of the Compensation Committee are independent as defined by our Corporate Governance Guidelines and the NYSE listing standards applicable to boards of directors generally and compensation committees in particular.

Nominating and Corporate Governance Committee

The purpose of the Nominating and Corporate Governance Committee is to advise the Board concerning appropriate composition of the Board and its committees and has responsibility for, among other things, identifying and recommending to the Board candidates for election to our Board, reviewing the composition of the Board and its committees, developing and recommending to the Board corporate governance guidelines that are applicable to us and overseeing Board evaluations. The duties and responsibilities of our Nominating and Corporate Governance Committee are more fully described in our Nominating and Corporate Governance Committee Charter, which is available under the “Investors” tab of the Company’s website at http://www.pkhotelsandresorts.com, under the heading “Corporate Governance—Governance Documents.”

The Board has determined that each of the members of the Nominating and Corporate Governance Committee are independent as defined in our Corporate Governance Guidelines and the NYSE listing standards.

MEETINGS

The Board discharges its responsibilities through regularly scheduled meetings, special meetings, actions taken by unanimous written consent and other communications with management as appropriate. Our Corporate Governance Guidelines currently provide that all directors are expected to make every effort to attend any meeting of stockholders.

Mr. Baltimore is invited to attend meetings of the Board committees, but he does not have a vote on any committee matter. The Board and the Board committees regularly meet in executive sessions, at which no management representative is present. As the Company was not an independent company until the effectiveness of the Spin-off on January 3, 2017, neither our public company Board nor any of its committees held any meetings during the fiscal year ended December 31, 2016. Additionally, we did not hold an annual meeting of stockholders in 2016. Since the Spin-off, each of our directors have attended at least 75% of the aggregate of: (i) the total number of meetings of the Board and (ii) the total number of meetings held by all committees of the Board on which he or she serves.

CORPORATE GOVERNANCE GUIDELINES

Our commitment to good corporate governance is reflected in our Corporate Governance Guidelines, which describe the Board’s views on a wide range of governance topics. Our Corporate Governance Guidelines are expected to be reviewed from time to time by the Nominating and Corporate Governance Committee and revised as it considers appropriate, upon recommendation to and approval by the Board. Our Corporate Governance Guidelines is available under the “Investors” tab of the Company’s website at http://www.pkhotelsandresorts.com, under the heading “Corporate Governance—Governance Documents.”

CODE OF CONDUCT

The Board has adopted a Code of Conduct, which is available under the “Investors” tab of the Company’s website at http://www.pkhotelsandresorts.com, under the heading “Corporate Governance—Governance Documents.”

The Code of Conduct applies to all of our directors, officers and employees, including our Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer and Controller, and sets forth our policies and expectations on a number of topics, including conflicts of interest, compliance with laws, use of our assets and business conduct and fair dealing. This Code of Conduct also satisfies the requirements for a code of ethics, as defined by Item 406 of Regulation S-K promulgated by the SEC. Any substantive amendment to, or waivers from, certain provisions of our Code of Conduct for the Company’s Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Controller or persons performing similar functions or any director will be posted on the Company’s website, at the address and location specified above.

RISK MANAGEMENT OVERSIGHT

The Board has overall responsibility for risk oversight, including, as part of regular Board and committee meetings, general oversight of executives’ management of risks relevant to the Company. Our Corporate Governance Guidelines currently provide as follows with respect to risk oversight:

The Board exercises direct oversight of strategic risks to the Company. While the full Board has overall responsibility for risk oversight, it is supported in this function by its Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. The Audit Committee assists the Board in fulfilling its risk oversight responsibilities by periodically reviewing the Company’s accounting, reporting and financial practices, including the integrity of its financial statements, the surveillance of administrative and financial controls, the Company’s compliance with legal and regulatory requirements and the Company’s enterprise risk management program and receiving reports from the Company’s officers. The Compensation Committee assists the Board by overseeing and evaluating risks related to the Company’s compensation structure and compensation programs, including the formulation, administration and regulatory compliance with respect to compensation matters, and succession planning. The Nominating and Corporate Governance Committee assists the Board by overseeing and evaluating programs and risks associated with Board organization, membership and structure and corporate governance.

BOARD CANDIDATE QUALIFICATION AND SELECTION PROCESS

When evaluating candidates for nomination to the Board, the Committee considers the factors set forth in our Corporate Governance Guidelines, as amended from time to time. Our Corporate Governance Guidelines currently provide as follows:

The Nominating and Corporate Governance Committee is responsible for reviewing the qualifications of potential director candidates and recommending to the Board those candidates to be nominated for election to the Board, subject to any obligations and procedures governing the nomination of directors to the Board that may be set forth in any agreement or arrangement to which the Company is party. The Nominating and Corporate Governance Committee may consider:

a.	relevant experience, skills and knowledge as well as minimum individual qualifications, including strength of character, judgment, industry knowledge or experience and an ability to work collegially with the other members of the Board; and

b.	all other factors it considers appropriate, which may include existing commitments to other businesses, potential conflicts of interest with other pursuits, legal considerations, corporate governance background, financial and accounting background, executive compensation background and the size, composition and combined expertise of the existing Board.

The Board should monitor the mix of skills and experience of its directors in order to assure that the Board, as a whole, has the necessary tools to perform its oversight function effectively.

The Nominating and Corporate Governance Committee expects to identify potential candidates through referrals and recommendations, including by incumbent directors, management and stockholders, as well as through business and other organizational networks. The Nominating and Corporate Governance Committee may also retain and compensate third parties, including executive search firms, to identify or evaluate, or assist in identifying or evaluating, potential director nominees.

The Nominating and Corporate Governance Committee expects to consider current Board members balancing the value of the director’s continuity of service and familiarity with the Company with that of obtaining a new perspective. The Nominating and Corporate Governance Committee also expects to consider each individual’s contributions, performance and level of participation, the current composition of the Board, and the Company’s needs. If any existing director does not want to continue in service or if the Nominating and Corporate Governance Committee decides not to re-nominate a director, the Nominating and Corporate Governance Committee will identify and evaluate new candidates based on the qualifications set forth in our Corporate Governance Guidelines. Prior to recommending a new candidate to the Board, the Nominating and Corporate Governance Committee will (i) request that one or more of its members (or other members of the Board) interview the candidate, (ii) conduct an appropriate review of the background of the candidate and (iii) discuss the candidate. Once the Nominating and Corporate Governance Committee selects a slate of Board candidates, it will present and recommend the slate to the full Board. The Nominating and Corporate Governance Committee will evaluate candidates for nomination for election to the Board recommended by stockholders on a substantially similar basis as it considers other nominees.

STOCKHOLDER RECOMMENDATIONS FOR BOARD NOMINATIONS

The Nominating and Corporate Governance Committee will accept for consideration qualified candidates properly recommended by stockholders. Stockholders who wish to nominate qualified candidates must do so by notifying the Company in writing, by notice delivered to the attention of the Secretary of the Company at the address of the Company’s executive offices as set forth in the Company’s periodic reports, of a proposed nominee. Submissions may be by mail, overnight courier or personal delivery. E-mail submissions will not be considered. In order to ensure meaningful consideration of candidates, notice must be received not less than 90 calendar days and not more than 120 calendar days prior to the first anniversary of the date of the proxy statement for the prior year’s annual meeting of stockholders. In the event that the annual meeting date is advanced by more than 20 calendar days or delayed by more than 70 calendar days from the anniversary date of the previous year’s meeting, then notice must be received not later than the 10th calendar day following the day on which public announcement of the date of such meeting is first made.

The notice must set forth as to each proposed nominee all information required under our by-laws and any other information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, including the nominee’s written consent to being named in the Company’s proxy statement as a nominee and to serving as a director if elected. The Company may require any proposed nominee to furnish such other information as may reasonably be required to determine the eligibility of the nominee to serve as a director, as well as a consent to be interviewed by the Nominating and Corporate Governance Committee.

Submissions received through this process will be forwarded to the Nominating and Corporate Governance Committee for review. Only those nominees whose submissions comply with these procedures and who satisfy the qualifications determined by the Nominating and Corporate Governance Committee for directors of the Company will be considered by the Nominating and Corporate Governance Committee. Acceptance of a recommendation for consideration does not imply the Nominating and Corporate Governance Committee will nominate or recommend for nomination the recommended candidate.

DIVERSITY POLICY

In April 2017, the Board adopted a Policy Regarding Diversity as a Consideration for Board Nominations. Pursuant to this policy, the Nominating and Corporate Governance Committee and Board consider diversity – in terms of age, experience, industry, gender and ethnicity – to be an important factor in the consideration of candidates for nomination to the Board. However, as this is a newly adopted policy, the Board has not yet had an opportunity to evaluate the effectiveness of this policy.

POLICY REGARDING STOCKHOLDER RIGHTS PLANS

The Board affirms as a matter of corporate policy that it will not authorize or adopt any stockholder rights plan or similar plan or agreement without the prior approval of the Company’s stockholders, unless any such plan or agreement would be submitted to the Company’s stockholders to be ratified or, in the absence of such stockholder approval or ratification, would expire within one year of its adoption.

COMMUNICATIONS WITH THE BOARD

As described in our Corporate Governance Guidelines, stockholders and other interested parties who wish to communicate with our Lead Independent Director, the chairperson of the Audit, Compensation or Nominating and Corporate Governance Committees, or to the non-management or independent directors as a group, may do so by addressing such communications or concerns to the Secretary of the Company, c/o Park Hotels & Resorts Inc., 1600 Tysons Blvd, 10th Floor, McLean, Virginia 22102, who will forward all such communication to the appropriate party.

DIRECTOR COMPENSATION

COMPENSATION PROGRAM

Our director compensation program is designed to compensate independent, non-employee directors fairly for work required for a company of our size and scope and to align their interests with the interests of our stockholders. The program reflects our desire to attract, retain and use the expertise of highly-qualified people serving on our Board. The Compensation Committee, in consultation with the Compensation Committee’s independent compensation consultant (as described further in the Compensation Discussion and Analysis section of this Proxy Statement), is responsible for reviewing and making recommendations to the Board regarding compensation paid to all independent, non-employee directors. Neither our Chairman and Chief Executive Officer nor those directors affiliated with Blackstone or the non-independent director affiliated with HNA will receive any additional compensation for serving as a director.

Our director compensation program for independent directors consists of an annual compensation package as follows:

•	cash retainer of $75,000 ($110,000 in the case of the Lead Independent Director);

•	additional cash retainer for serving on committees or as the chairperson of a committee as follows:

o	$7,500 for serving as a member (other than the chairperson) of the Audit Committee, the Compensation Committee and/or the Nominating and Corporate Governance Committee;

o	$25,000 for the chairperson of the Audit Committee;

o	$20,000 for the chairperson of each of the Compensation Committee and the Nominating and Corporate Governance Committee; and

•	equity award of $125,000 in the form of restricted stock, which generally vests on the date of the next annual meeting of stockholders that follows the grant date.

Our independent directors eligible to receive equity awards (other than Mr. Garrett, who joined our Board in in June 2017) received their first equity grant in February 2017 in an amount equal to a pro rata portion of the annual equity award for the service period from January 3, 2017 until the date of our 2017 annual meeting. Accordingly, the next equity award grant to our independent directors is expected to be made following our 2017 annual meeting of stockholders and will represent the directors’ annual grant for their services as a director until the 2018 annual meeting of stockholders.

All cash retainers will be paid to each independent director in quarterly installments. Any independent director may elect to receive 100% of his or her cash Board fees in fully vested shares of the Company’s common stock of an equivalent value, which have a grant date on the regular quarterly payment date of such cash fees. Other than as disclosed under “—Director Compensation for 2016” below, our non-employee directors eligible to receive cash retainers (other than Mr. Garrett, who joined our Board in in June 2017) received their first cash Board fees (or vested common stock in lieu thereof) in March 2017.

Additionally, all of our directors will be reimbursed for reasonable travel and related expenses associated with attendance at our Board or committee meetings.

STOCK OWNERSHIP POLICY

To align the interests of directors with stockholders, the Board has adopted a requirement that each of our independent directors will be required to own stock in an amount equal to five times his or her annual cash retainer. For purposes of this requirement, a director’s holdings include shares held directly or indirectly, individually or jointly; shares underlying unvested time-vesting restricted stock; and shares held under a deferral or similar plan. Independent directors are expected to meet this ownership requirement within five years of the later of (a) February 23, 2017 (i.e., the date on which the Company made its first broad-based equity incentive grants following the Spin-off) or (b) the date he or she first becomes subject to this stock ownership policy.

DIRECTOR TRAVEL

In order to encourage our independent directors to better understand our hotel assets and provide feedback on our portfolio, our independent directors are entitled to up to 30 complimentary room nights per calendar year, including associated room taxes and fees, at properties owned by the Company. The Company does not provide tax gross-ups to the directors with respect to these benefits.

DIRECTOR COMPENSATION FOR 2016

The table below sets forth information regarding non-employee director compensation for the fiscal year ended December 31, 2016. Messrs. Bethune, Garrett, Harper, Henritze, Lieberman, Naughton and Sadove and Ms. Bedient did not serve as directors during fiscal year 2016.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)

Christie B. Kelly(1)	4,098	--	--	4,098
(1)	Ms. Kelly was appointed to the Board on December 12, 2016. The Board approved a prorated cash retainer package for the period from her appointment date until the Spin-off closing date of January 3, 2017. The table above presents that portion of her fee earned for service between December 12, 2016 and December 31, 2016. In recognition of the limited period of service as a director during fiscal year 2016, Ms. Kelly did not receive any equity award component of her annual compensation for 2016.

EXECUTIVE OFFICERS

Set forth below is certain information regarding each of our current executive officers as of June 14, 2017, other than Mr. Baltimore, whose biographical information is presented under “Proposal 1: Election of Directors – Director Nominees.”

Name	Age	Position
Sean M. Dell’Orto	42	Executive Vice President, Chief Financial Officer and Treasurer
W. Guy Lindsey	54	Senior Vice President, Design and Construction
Thomas C. Morey	46	Senior Vice President, General Counsel and Secretary
Jill C. Olander	43	Senior Vice President, Human Resources
Matthew A. Sparks	57	Executive Vice President and Chief Investment Officer
Robert D. Tanenbaum	50	Executive Vice President, Asset Management

Sean M. Dell’Orto has served as our Executive Vice President, Chief Financial Officer and Treasurer since December 2016. Prior to joining the Company, Mr. Dell’Orto served as Senior Vice President, Treasurer of Hilton Worldwide Holdings Inc. (NYSE: HLT) from September 2012 until December 2016. Prior to that, Mr. Dell’Orto served as Vice President, Corporate Finance of Hilton from February 2010 to September 2012, leading corporate forecasting and capital markets activities including debt fundraising and refinancing, loan workouts and modifications, strategic planning and debt compliance. Prior to his tenure at Hilton, Mr. Dell’Orto held similar management roles at Barceló Crestline Corporation and Highland Hospitality Corporation. Mr. Dell’Orto received his Bachelor of Science degree from University of Virginia and his Master of Business Administration degree from the Wharton School, University of Pennsylvania.

W. Guy Lindsey joined the Company in September 2016 and has served as our Senior Vice President, Design and Construction since January 2017. Prior to joining the Company, Mr. Lindsey served as the Senior Vice President, Design and Construction at Sunstone Hotel Investors, Inc. (NYSE: SHO) from January 2009 until September 2016, where he oversaw renovations and conversions totaling approximately $800 million. During his previous tenure with Sunstone from 2001 until mid-2007, Mr. Lindsey oversaw all aspects of Sunstone’s renovations and conversions totaling more than $550 million. During the year and a half spent away from Sunstone, Mr. Lindsey was a partner with Northview Hotel Group, managing the renovation projects at its portfolio hotels. Prior to 2001, Mr. Lindsey served as an Executive Vice President of a general contractor specializing in hotel renovation and construction. Mr. Lindsey received his Bachelor of Science degree in Building Science from Auburn University.

Thomas C. Morey joined the Company in August 2016 and has served as our Senior Vice President, General Counsel and Secretary since December 2016. Prior to joining the Company, Mr. Morey served as Senior Vice President and General Counsel of Washington Real Estate Investment Trust from October 2008 until July 2016. Prior to that, he served in a business role as Chief Operating Officer of Medical Funding Services, Inc., a provider of financial and administrative services to healthcare companies, from February 2006 to September 2008. Previously, Mr. Morey was a corporate partner with Hogan & Hartson LLP, a multi-national law firm (now known as Hogan Lovells US LLP), where he focused on capital markets transactions, mergers and acquisitions, strategic investments and general business matters for national and regional lodging, residential, office, retail and other real estate investment trusts (“REITs”). From 1997 to 1998, Mr. Morey was a corporate attorney with Jones Day in Dallas, Texas. Mr. Morey is a former member of the board of directors of the Maryland Chamber of Commerce and also previously served on the Executive Committee of the Maryland Chamber of Commerce. Mr. Morey received his Bachelor of Arts degree from Princeton University and his Juris Doctor degree from Duke Law School.

Jill C. Olander has served as our Senior Vice President, Human Resources since January 2017. Prior to joining the Company, Ms. Olander served as Vice President, Human Resources Consulting with Hilton (NYSE: HLT)

from July 2013 until December 2016. Prior to that, Ms. Olander served as Senior Director of Human Resources Consulting with Hilton from April 2010 to July 2013. Prior to that, she served as Vice President of Human Resources for Allied Capital (acquired by Ares Capital Management in 2010), a private equity investment firm and mezzanine capital lender, from April 2006 to January 2010. Previously, Ms. Olander also held various Human Resources management roles at Chevy Chase Bank (now Capital One Bank), Deloitte & Touche and Capital One Financial. Ms. Olander received her Bachelor of Science degree from Vanderbilt University.

Matthew A. Sparks has served as our Executive Vice President and Chief Investment Officer since January 2017. Prior to joining the Company, Mr. Sparks served as the Senior Vice President of Acquisitions & Development of Hilton (NYSE: HLT) from August 2011 until December 2016. During his tenure with Hilton, Mr. Sparks oversaw much of Hilton’s Luxury and Corporate growth and development in North America and led the Hilton team that completed the sale of the Waldorf Astoria New York to Anbang Insurance Group Co. Ltd. in 2015. Prior to his tenure at Hilton, Mr. Sparks served as senior vice president of acquisitions at Sage Hospitality Resources from 2010 until 2011. Before joining Sage, Mr. Sparks held various positions with Fairmont Raffles Hotels International, Wyndham Worldwide and Starwood Hotels & Resorts Worldwide Inc. Mr. Sparks received his Bachelor of Arts degree from the School of Hospitality Business, Michigan State University.

Robert D. Tanenbaum joined the Company in September 2016 and has served as our Executive Vice President, Asset Management since January 2017. Prior to joining the Company, Mr. Tanenbaum served as the Chief Operating Officer and Executive Vice President of Asset Management at DiamondRock Hospitality Company (NYSE: DRH) from 2013 until September 2016. Prior to his tenure at DiamondRock, Mr. Tanenbaum served as Principal of Madison Hotel Advisors LLC, a specialized asset management firm dedicated to value optimization for hotel owners, from 2004 until 2013. From 1996 until 2004, Mr. Tanenbaum served as Vice President, Asset Management with Host Marriot Corporation (now known as Host Hotels & Resorts Inc. (NYSE: HST) (“Host”)). During his tenure at Host, Mr. Tanenbaum was responsible for the repositioning of many assets and optimizing investor returns through a focused approach on operational excellence. Before joining Host, Mr. Tanenbaum served at PKF Consulting in San Francisco from 1992 until 1996, where he performed appraisals and feasibility studies for hotels, conference centers, and entertainment venues, as well as developed strategic plans for several US Air Force bases, and started his career with Four Seasons Hotels and Resorts working in both Chicago and then Maui. Mr. Tanenbaum is a member of the Hospitality Asset Managers Association, a lodging industry organization focused solely on asset management, and previously served four years on its board of directors and as Treasurer. Mr. Tanenbaum received his Bachelor of Science degree in Hotel Restaurant and Institutional Management from Pennsylvania State University.

There are no family relationship among any of our directors or executive officers.

PROPOSAL 2: ADVISORY VOTE TO APPROVE COMPENSATION OF NAMED EXECUTIVE OFFICERS

INTRODUCTION

We are asking stockholders to vote, on an advisory (non-binding) basis, to approve the compensation of our named executive officers, as required by Section 14A of the Exchange Act, and related SEC rules. This non-binding advisory vote is commonly referred to as a “say-on-pay” vote.

The Company has in place a comprehensive executive compensation program. Please refer to the Compensation Discussion and Analysis section of this Proxy Statement for a detailed discussion of the Company’s executive compensation program, practices and philosophy. The Compensation Committee intends to continually monitor executive compensation programs and adopt changes to reflect the dynamic marketplace in which the Company competes for talent, as well as general economic developments affecting executive compensation.

You have the opportunity to vote “for,” “against” or “abstain” from voting on the following resolution relating to executive compensation:

“RESOLVED, that the holders of common stock of Park Hotels & Resorts Inc. approve, on an advisory (non-binding) basis, the compensation of the Company’s named executive officers as disclosed in the Company’s proxy statement, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and related material disclosed in the Proxy Statement.”

As provided by the Dodd-Frank Act, this vote is advisory, and therefore not binding on the Company, the Board or the Compensation Committee. However, the Board and Compensation Committee value the views of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

VOTE REQUIRED

Under our By-laws, approval of the say-on-pay proposal requires the affirmative vote of a majority of all the votes cast. This means that the number of votes cast “FOR” the proposal must exceed the number of votes cast “AGAINST” the proposal. Abstentions and broker non-votes, if any, are not counted as votes “FOR” or “AGAINST” and will have no effect on the result of this vote.

BOARD RECOMMENDATION

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 3: ADVISORY VOTE TO DETERMINE FREQUENCY OF FUTURE ADVISORY VOTES APPROVING COMPENSATION OF NAMED EXECUTIVE OFFICERS

In addition to providing stockholders with the opportunity to cast an advisory (non-binding) vote on the compensation of our named executive officers, in accordance with Section 14A of the Exchange Act and related SEC rules, we are also providing our stockholders with the opportunity to indicate how frequently they would like us to hold an advisory vote on the compensation of our named executive officers in the future. This non-binding advisory vote is commonly referred to as a “say-on-frequency” vote. Under this proposal, our stockholders may vote to recommend that we hold an advisory vote on executive compensation every one, two or three years.

The Compensation Committee and the Board believe that the advisory vote on executive compensation should be conducted every year so that our stockholders may annually provide us with direct input based on the most recent executive compensation information, as disclosed in our Proxy Statement. Setting a one-year period for conducting this advisory stockholder vote will enhance stockholder communication by providing a simple means for the Company to obtain information on investor sentiment about our executive compensation program design, structure and policies.

The say-on-frequency vote is advisory, and therefore not binding on the Company, the Board or the Compensation Committee. However, the Board and the Compensation Committee value the opinions expressed by stockholders in their vote on this proposal, and will consider the option that receives the most votes in determining the frequency of future advisory votes on the compensation of our named executive officers.

VOTE REQUIRED

Our stockholders are being asked to cast an advisory vote on whether future advisory votes on compensation of our named executive officers take place every one year, every two years or every three years, or such stockholders may abstain from voting. Although the Board is making a recommendation with respect to this proposal, stockholders are being asked to vote on the choices specified above, and not whether they agree or disagree with the Board’s recommendation. The alternative that receives a plurality of the votes cast will be deemed to have been selected by stockholders. Abstentions and broker non-votes, if any, are not counted as votes for any of the three alternatives presented – “ONE YEAR,” “TWO YEARS” or “THREE YEARS.” Therefore, they will have no effect on the outcome of the vote on this proposal.

BOARD RECOMMENDATION

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “ONE YEAR” WITH RESPECT TO THE FREQUENCY OF OUR FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION

The Company finished fiscal year 2016 as a portion of the ownership business segment of Hilton, one of the world’s largest hospitality companies, and began fiscal year 2017 as a separate, independent publicly-traded company and leading lodging real estate company with a diverse portfolio of market-leading hotels. As we were not a separate public company during 2016, our executive compensation programs for 2016 were generally programs that had been established by Hilton.

After the completion of the Spin-off on January 3, 2017, the Compensation Committee (which when referred to in this section, the “Committee”) undertook a careful review of the Company’s business and the competitive environment in which we will operate as an independent public company. As an independent real estate investment trust focused on asset management, Park’s business model is significantly different from that of Hilton’s. Consequently, the Committee began a comprehensive effort to develop a new executive compensation program for the Company in January 2017. To assist with that effort, the Committee engaged FPL, a compensation consultant with substantial experience working with companies in the real estate investment trust industry. The Committee then established a peer group for the Company to assess its executive compensation in relation to the companies against which Park’s performance is and will be compared. In developing the Company’s executive compensation program, the Committee established goals of (i) creating programs that align the interests of our executives with those of our stockholders to maximize stockholder value; (ii) properly motivating management to balance short-term objectives with long-term value creation to the stockholders; and (iii) attracting and retaining the best executive talent by remaining competitive to programs that executives may be offered by other potential employers in the marketplace in which we compete for talent. At the completion of its process to develop the Company’s executive compensation program, the Committee adopted and approved the programs described below, which took effect for the 2017 compensation year.

This Compensation Discussion and Analysis (“CD&A”) provides an overview of the compensation for each of Park’s named executive officers (“NEOs”) for 2016. In addition, the CD&A covers the new executive compensation programs adopted by the Committee for the Company on a going forward basis in 2017 following the Spin-off. For fiscal year 2016, our NEOs were:

•	Thomas J. Baltimore, Jr. – Chairman of the Board, President and Chief Executive Officer
•	Sean M. Dell’Orto – Executive Vice President, Chief Financial Officer and Treasurer
•	Thomas C. Morey – Senior Vice President, General Counsel and Secretary

EXECUTIVE SUMMARY

The primary goals of our executive compensation programs are (i) aligning the interests of our executives with those of our stockholders to maximize stockholder value; (ii) properly motivating management to balance short-term objectives with long-term value creation to the stockholders; and (iii) attracting and retaining the best executive talent by offering competitive compensation programs. Set forth below is a summary of some of the key attributes that define our executive compensation programs.

✓	Maintain a short-term incentive program that is performance oriented and is based on multiple, pre-defined Company performance metrics and individual performance objectives

✓	Use total stockholder return as the sole performance metric for our performance share units that are tied to multi-year performance
×	No guaranteed minimum short-term incentive or long-term incentive payouts or annual salary increases

×	No tax gross-ups upon a change in control or other compensation or benefits

✓	Maintain meaningful executive and independent director stock ownership policy

✓	Engage an independent compensation consultant

✓	Conduct an annual peer group review to ensure total compensation is properly benchmarked

✓	Offer limited perquisites
×	No employment agreements with executives (other than our Chief Executive Officer, whose employment agreement was required in order to bring him to our Company from another chief executive officer position)

×	No pledging or hedging activities by our executives and directors

×	No plan design features that encourage excessive or imprudent risk taking

×	No dividends on unearned performance stock units

COMPENSATION PROCESS AND PHILOSOPHY

Our executive compensation programs are designed and administered under the direction and control of the Committee. The Committee is comprised solely of independent directors who review and approve our overall executive compensation programs and practices and set the compensation of our executive officers. In determining compensation for our executive officers, other than our Chief Executive Officer, the Committee considers, among other things, the recommendations of our Chief Executive Officer. The Committee is, however, solely responsible for making the final decisions on compensation for the Chief Executive Officer and other executive officers.

The Company’s executive compensation programs strive to achieve the following philosophy, principles and business objectives:

•	To align the interests of our executives with those of our stockholders to maximize stockholder value
•	To attract and retain top talent
•	To reinforce our business objectives and the Company’s values
•	To motivate management to balance short-term objectives with long-term value creation to the stockholders, and
•	To provide competitive compensation to management based on the marketplace in which the Company competes for talent.

ROLE OF COMPENSATION CONSULTANT

Following the Spin-off, the Committee engaged the services of FPL as its independent compensation consultant. FPL provides the Committee with advice and resources to help it assess the effectiveness of the Company’s executive compensation strategy and programs. FPL reports directly to the Committee, and the Committee has the sole power to terminate or replace FPL at any time.

During 2016, Ferguson Partners L.P., an affiliate of FPL, was retained by Hilton, our former corporate parent prior to the Spin-off, to provide recruitment services that resulted in the placement of five members of our Board and our Chief Executive Officer. The aggregate fees paid by Hilton in 2016 for all services provided by Ferguson Partners were approximately $1,134,872. None of our Board members or our Chief Executive Officer were involved in the engagement by Hilton of Ferguson Partners.

In 2017, the Committee assessed the independence of FPL in accordance with the applicable rules of the SEC and the NYSE. After considering the foregoing, the Committee determined that it was appropriate to engage FPL as its compensation consultant.

USE OF PEER GROUP DATA

The Committee worked with FPL to develop peer groups of companies for benchmarking purposes. Traditionally, companies compare their compensation practices and performance against the performance of a group of companies whose business model and industry are relatively similar to those of the company. However, in recognition of the size and complexity of the Company, the Committee, at FPL’s recommendation, determined that it would be appropriate to utilize two peer groups in designing and administering the Company’s compensation programs. One peer group may be utilized to assess Company executive compensation practices against other lodging REITs and in the future for measuring relative performance. The other peer group may be utilized in designing pay programs calculated to attract and retain key employees in recognition of the greater responsibilities involved in managing a company of our size and complexity.

The Committee approved a 13-company size-based peer group and a 10-company lodging REIT-based peer group, both as set forth below. The size-based peer group took into account comparability in size in terms of market/total capitalization and similar revenue streams (i.e., generally real estate businesses with short-term “lease/rental” durations). The lodging REIT-based peer group includes REITs with a strategic focus on hotel assets. The Committee expects to annually review the composition of our peer groups and make changes when appropriate.

Size-Based Peer Group

Apartment Investment and Management Company	Host Hotels & Resorts, Inc.	Ryman Hospitality Properties, Inc.

Apple Hospitality REIT, Inc.	Hyatt Hotels Corporation	Sunstone Hotel Investors, Inc.

Camden Property Trust	LaSalle Hotel Properties	Weingarten Realty Investors

Extra Space Storage Inc.	RLJ Lodging Trust	Wyndham Worldwide Corporation

Federal Realty Investment Trust

Lodging REIT-Based Peer Group

Apple Hospitality REIT, Inc.	LaSalle Hotel Properties	Ryman Hospitality Properties, Inc.

Chesapeake Lodging Trust	Pebblebrook Hotel Trust	Sunstone Hotel Investors, Inc.

DiamondRock Hospitality Company	RLJ Lodging Trust	Xenia Hotels & Resorts, Inc.

Host Hotels & Resorts, Inc.

FPL’s benchmarking compared the compensation of our executive officers based on base salary and total target compensation (including base salary, target short-term annual incentive compensation and an annualized long-term incentive compensation) with that of executive officers of similar titles and job roles across the peer companies. The Committee considered and expects to continue to consider the amount and mix of base and variable compensation by referencing, for each executive officer position, the prevalence of each element and the level of compensation that are provided in the market based on FPL’s comparison analysis.

ROLE OF EXECUTIVES

The Committee believes management input is important to the overall effectiveness of the Company’s executive compensation programs. The Committee believes the advice of an independent compensation consultant should be combined with management input and the business judgment of the Committee members to arrive at a proper alignment of our compensation philosophy, principles and business objectives.

The Chief Executive Officer, the Senior Vice President and General Counsel and the Senior Vice President, Human Resources are the members of the Company who interact most closely with the Committee. These individuals work with the Committee to provide their perspective on aligning executive compensation strategies with our business objectives. When determining compensation for our executive officers, other than the Chief Executive Officer, the Committee considered individual performance as summarized and assessed by the Chief Executive Officer. The performance of the Chief Executive Officer was assessed directly by the Committee in executive session without the Chief Executive Officer present.

SAY-ON-PAY

As 2017 is our first year as a separate, independent publicly traded company, we have no say-on-pay results from the previous year to report. As set forth in Proposals 2 and 3 in this Proxy Statement, the Company’s stockholders have an opportunity to cast a say-on-pay and a say-on-frequency vote during our 2017 annual meeting of stockholders.

COMPENSATION FRAMEWORK

The primary components of our new executive compensation program, which commenced in fiscal year 2017, are base salary, short-term incentive compensation (cash) and long-term incentive compensation (equity). These components are described in more detail below.

Compensation Element	Form	Primary Objective	Key Feature
Base salary	Cash	• Recognize the performance of job responsibilities • Attract and retain the best executive talent to drive our success	• Adjustments are considered annually based on competitive market analysis and individual performance
Short-Term Incentive	Cash	• Promote short-term business objectives and growth strategies • Align pay with performance	• Annual cash incentive awards are made with respect to achievement of Company performance objectives and individual performance

Long-Term Incentive	Equity, including restricted stock awards (“RSAs”) and performance stock units (“PSUs”)	• Promote long-term value creation and growth strategies • Encourage maximization of stockholder value • Promote retention and provide ongoing incentives by encouraging long-term stock ownership

•     50% of annual long-term incentive award is delivered in RSAs that generally vest over 3 years

•     Remaining 50% is delivered in PSUs that have a 3-year performance period with performance based solely on relative total stockholder return (as described below)

Base Salary

Structure

The base salary payable to each executive officer provides a fixed component of compensation that reflects the executive’s position and responsibilities. Base salary levels are intended to be comparable with the competitive market, as determined by the Committee in its judgment, but are not targeted to specific market levels. The Committee expects to review base salaries annually and may make adjustments to better match competitive market levels or to recognize an executive’s professional growth and development or increased responsibilities.

2016 and Spin-off Matters

With respect to fiscal year 2016, the base salaries for Messrs. Baltimore and Morey were determined pursuant to arms-length negotiations of an employment agreement or offer letter related to their initial employment. With respect to Mr. Dell’Orto, as Park was still a part of Hilton prior to the Spin-off, Hilton set the base salary level as set forth in the table below.

Name	Base Salary ($)(1)
Thomas J. Baltimore, Jr.	1,000,000
Sean M. Dell’Orto	371,315	(2)
Thomas M. Morey	450,000

(1)	The amounts shown reflect annualized base salary amounts for fiscal year 2016. Actual base salary amounts received during 2016 by the NEOs are reported in the 2016 Summary Compensation Table below.
(2)	This amount reflects base salary compensation received by Mr. Dell’Orto from Hilton in relation to his role as Senior Vice President, Treasurer of Hilton during 2016. The Company increased Mr. Dell’Orto’s base salary to $500,000, effective as of January 3, 2017, in order to reflect Mr. Dell’Orto’s new role as Chief Financial Officer and increased responsibilities with the Company.

Short-Term Incentive

Structure

Following the Spin-off, the Committee approved an executive short-term incentive plan (the “STIP”), which is intended to reward Company executives designated at the level of senior vice president and above who are members of the Company’s executive committee or are subject to Section 16 of the Exchange Act, based on our Company’s overall performance and the individual’s contribution to that performance. Pursuant to the STIP, each fiscal year, the Committee will determine a target bonus (the “Target Bonus”) for each such participant. Unless otherwise determined by the Committee, the Target Bonus for each participant (other than the Chief Executive Officer) will be up to 75% (for officers at the senior vice president level) or up to 100% (for officers at the executive vice president level) of his or her base salary, with the actual bonus range that may be earned by each participant being determined by the Committee each fiscal year. Pursuant to Mr. Baltimore’s Executive Employment Agreement with the Company, dated April 26, 2016 (the “CEO Employment Agreement”), his Target Bonus will be 150% of his base salary, with the actual bonus range that may be earned by Mr. Baltimore ranging from 75% to 225% of his base salary.

Annual STIP bonuses will be earned based on the achievement of both individual and Company performance objectives each fiscal year, as follows: (i) 25% (for officers at the senior vice president level), 20% (for officers at the executive vice president level) or 10% (for the Chief Executive Officer) of the bonus will be earned based on the achievement of individual performance objectives; and (ii) the remainder of the bonus will be earned based on the achievement of corporate performance objectives determined by the Committee at the beginning of such fiscal year. Individual objectives will be approved and scored by the Committee for the Chief Executive Officer and by the immediate supervisor for each other participant (with the Chief Executive Officer having the authority to revise any individual objectives or the scoring of such objectives for participants for whom the Chief Executive Officer is not the immediate supervisor). Corporate objectives will be approved and scored by the Committee.

To receive an award, participants must be employed by the Company through December 31 of the relevant fiscal year. Notwithstanding the foregoing, in the event of a participant’s termination of employment prior to December 31 of the relevant fiscal year (i) due to death or “disability” (as defined in the Company’s 2017 Omnibus Incentive Plan), the participant will receive a bonus for such fiscal year based on achievement of target performance but prorated for the actual days worked during such year, or (ii) due to “retirement” (as defined in the STIP), the participant will receive a bonus for such fiscal year based on actual achievement but prorated for the actual days worked during such year. In the event of a participant’s termination of employment by the

Company for “cause” (as defined in the Company’s 2017 Omnibus Incentive Plan) following the end of the relevant fiscal year but prior to the payment of STIP bonuses for such fiscal year, the participant will forfeit his or her right to receive an annual STIP bonus for such fiscal year.

2016 and Spin-off Matters

For fiscal year 2016, the executive officers’ annual cash incentives were determined based on each officer’s participation in the Hilton annual cash incentive program and subsequently approved and ratified by the Committee. Each such officer’s annual incentive opportunities were expressed as a percentage of his base salary in effect at the fiscal year-end. For Mr. Dell’Orto, who had previously been an officer of Hilton prior and unrelated to the Spin-off, the threshold, target and maximum annual incentive opportunities of 30%, 60% and 90%, respectively, of base salary were set by Hilton based on peer group benchmark data and his scope and impact on Hilton’s overall results. The target and maximum annual incentive opportunities of each of Messrs. Baltimore and Morey were determined pursuant to the terms of their respective employment agreement or offer letter, and the actual amount of each officer’s annual award was pro-rated based on the number of days during 2016 that such officer was employed by Hilton or the Company. Pursuant to the terms of the CEO Employment Agreement, the target annual incentive opportunity for Mr. Baltimore was 150% of his base salary, with a threshold annual incentive opportunity set at 75% of his base salary and a maximum annual incentive opportunity set at 225% of his base salary. Pursuant to the terms of his offer letter, the target annual incentive opportunity for Mr. Morey was 75% of base salary, with a maximum annual incentive opportunity of 112.5%. Pursuant to the provisions of Hilton’s annual cash incentive plan, Mr. Morey’s threshold annual incentive opportunity was set at 37.5% of base salary.

In February 2017, the Committee approved final determinations of each officer’s annual cash incentive award for fiscal year 2016. Mr. Baltimore received $1,800,000 (which included a regular annual cash incentive award of $1,016,336 and a one-time cash bonus of $783,664 related to his exceptional efforts and performance in completing the Spin-off); Mr. Dell’Orto received $273,629; and Mr. Morey received $313,268 (which included a regular annual cash incentive award of $173,282 and a one-time, Spin-off related cash bonus of $139,986).

Mr. Morey commenced employment with the Company in August 2016 and became our Senior Vice President and General Counsel in December 2016. Pursuant to the terms of his offer letter, Mr. Morey received a sign-on cash payment equal to $130,000. This sign-on award is subject to clawback should Mr. Morey’s employment be terminated for cause or should he resign without good reason prior to the second anniversary of his date of employment.

Long-Term Incentive

Structure

Following the Spin-off, the Committee also approved an executive long-term incentive plan (the “LTIP”). The LTIP is intended to focus our executive officers and other eligible employees on, and reward them for, achieving our long-term goals and enhancing stockholder value. In addition to the Target Bonus determined pursuant to the STIP, each fiscal year, the Committee will also determine an aggregate target value (the “Aggregate Target Value”) under the LTIP for each participant. Unless otherwise determined by the Committee, the Aggregate Target Value for each participant (other than the Chief Executive Officer) will be up to 100% (for officers at the senior vice president level) or up to 200% (for officers at the executive vice president level) of his or her base salary. Pursuant to the CEO Employment Agreement, the Aggregate Target Value for the Chief Executive Officer will be equal to at least $3,500,000, as determined each year by the Committee.

For each fiscal year, the Aggregate Target Value for each participant is allocated such that (i) 50% of the value is granted in the form of a time-based award consisting of shares of restricted stock (“RSAs”) and (ii) 50% of the value is granted in the form of a performance-based award consisting of performance-based restricted stock units (“PSUs”). The terms of each RSA award and PSU award are described below.

•	Each fiscal year’s RSA award will vest ratably on each of the first three anniversaries of the grant date, subject to the continued employment of the participant through the applicable vesting date. In the event of a participant’s termination of employment (i) without “cause” (as defined in the Company’s 2017 Omnibus Incentive Plan) or due to “retirement” (as defined in the RSA award agreement), in each case after the first anniversary of the grant date, all of the remaining unvested shares will become vested, (ii) without cause within 12 months following a “change in control” (as defined in the Company’s 2017 Omnibus Incentive Plan), all of the remaining unvested shares will become vested, and (iii) due to death or “disability” (as defined in the Company’s 2017 Omnibus Incentive Plan), a prorated amount of the shares will vest based on the actual days worked during the performance period. With respect to the Chief Executive Officer’s RSA awards, the vesting upon termination of employment will be as set forth in the CEO Employment Agreement, as described below. Participants will receive dividends on the RSAs at the same time that regular dividend payments are made on the Company’s common stock.

•	Each fiscal year’s PSU award will vest based on the Company’s total stockholder return relative to the total stockholder returns of the companies that comprise the FTSE NAREIT Lodging Resorts Index and that have a market capitalization in excess of $1 billion as of the first day of the applicable performance period, in each case over a three-year performance period beginning on January 1 of the fiscal year of such grant (or, in the case of the PSU awards made during 2017, January 4, 2017, which was the Company’s first day as a separate public company) (each a “Performance Period”), subject to the participant’s continued employment through the end of the Performance Period. The number of PSUs that may become vested will range from 0% to 200% of the number of PSUs granted to the participant, based on the level of achievement of the foregoing performance measure, as determined by the Committee. In the event of a participant’s termination of employment (i) without cause, due to retirement or due to death or disability, a prorated amount of the PSUs will vest based on the actual days worked during the Performance Period (and calculated based on actual performance through the end of the Performance Period) and (ii) without cause within 12 months following a change in control, the PSUs will vest based on actual performance through the end of the Performance Period and will not be prorated based on actual days worked during the Performance Period, provided that if the PSUs are not substituted or assumed following a change in control, then the PSUs will vest on the day immediately prior to the consummation of such change in control based on actual performance through such day. With respect to the Chief Executive Officer’s PSU awards, the vesting upon termination of employment will be as set forth in the CEO Employment Agreement, as described below. After the end of the Performance Period once the Committee has determined total stockholder return performance and the actual number of PSUs that have vested based on such performance, participants will receive accrued dividends on the shares underlying the vested PSUs based on each regular cash dividend declared on the Company’s common stock during the Performance Period.

For 2017 only, the NEOs also received one-time transition awards equal to 75% of their Aggregate Target Value (the “Transition Awards”). The value of such Transition Awards were allocated such that 33.34% of such value was delivered in RSAs that vest ratably on each of the first two anniversaries of the grant date and 66.66% of such value was delivered in PSUs that will vest, if at all, based on the PSU TSR metric over the two-year performance period beginning on January 4, 2017 and ending on January 3, 2019. The Transition Awards otherwise generally have the same terms as the regular annual RSA awards and PSU awards described above.

2016 and Spin-Off Matters

On May 16, 2016, pursuant to the CEO Employment Agreement, Mr. Baltimore was granted a one-time sign-on equity-based incentive award valued at $6,750,000 in the form of restricted stock units (“RSUs”) of Hilton that were originally scheduled to vest, as to 40% of the award, on December 15, 2016 and, as to the remaining 60% of the award, in three substantially equal annual installments beginning on the first anniversary of the grant date, generally subject to his continued employment through each applicable vesting date. In connection with the Spin-off, the vesting date for the 40% of the sign-on equity-based award was accelerated to December 5, 2016.

Pursuant to the terms of Mr. Morey’s offer letter, on February 3, 2017, Mr. Morey was granted a one-time sign-on RSA award, with a value of $1,300,000. This award will vest ratably on each of the first three anniversaries of Mr. Morey’s start date of August 1, 2016. On March 3, 2017, Mr. Dell’Orto was granted a one-time grant of RSAs, with a value of $1,000,000 and which will vest ratably on each of the first three anniversaries of the grant date. The RSA award to Mr. Dell’Orto is otherwise on the same general terms and conditions described above with respect to annual RSA awards granted under the LTIP.

For fiscal year 2016, Mr. Dell’Orto was eligible to participate in Hilton’s long-term incentive award program (the “Hilton LTIP”). The Hilton LTIP was designed to reward executives for future Hilton performance, align executive’s interests with the interests of stockholders and retain executives. Under the Hilton LTIP, executive officers were awarded stock options, RSUs and performance shares in fiscal year 2016. Pursuant to the Hilton LTIP, performance shares generally vested at the end of a three-year period and were divided into two tranches: 50% based on achievement of Hilton’s total stockholder return (“TSR”) relative to the TSRs of each member of Hilton’s peer company group; and 50% based on the compound annual growth rate of Hilton’s adjusted EBITDA over that three-year period by measuring the growth of Hilton’s adjusted EBITDA at the end of the performance period to that for the fiscal year immediately prior to the performance period. According to Hilton’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, Hilton defines adjusted EBITDA as net income adjusted to exclude interest expense, taxes and depreciation and amortization and further adjusted to exclude certain items, including gains, losses and expenses in connection with: (i) asset dispositions for both consolidated and unconsolidated investments; (ii) foreign currency transactions; (iii) debt restructurings/retirements; (iv) non-cash impairment losses; (v) furniture, fixtures and equipment replacement reserves required under certain lease agreements; (vi) reorganization costs; (vii) share-based compensation expense; (viii) severance, relocation and other expenses; and (ix) other items. Based on the Hilton LTIP guidelines, for fiscal year 2016, the long-term incentive award grant value received by Mr. Dell’Orto was $371,274.

Pursuant to the CEO Employment Agreement and as described further below, Mr. Baltimore received a long-term incentive award grant of $1,750,000, which represented 50% of the long-term incentive award that the Company was obligated to grant him pursuant to the CEO Employment Agreement. For further information regarding Mr. Baltimore’s long-term award grant for fiscal year 2016, see the discussion under the caption “Compensation Tables—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—CEO Employment Agreement.” For further information regarding the long-term incentive awards granted to our NEOs for fiscal year 2016, see the table entitled “Compensation Tables—2016 Grants of Plan-Based Awards” below.

Lastly, in connection with the Spin-off, all equity awards under Hilton’s Omnibus Incentive Plan that were outstanding as of December 15, 2016, the “record date” for the Spin-off, and held by any executive officer employed by the Company on the Spin-off distribution date were converted into awards that settled or will settle in shares of our common stock as follows:

•	Stock Options: Outstanding stock options converted into an option to purchase shares of our common stock, on the same general terms and conditions as the Hilton stock option, with appropriate adjustments to the number of shares subject to the option and the exercise price payable per share;

•	Time-Vesting Restricted Stock Units: Outstanding RSUs that were subject to time-based vesting converted into RSUs that will settle in our common stock, on the same general terms and conditions of as the Hilton RSUs, with appropriate adjustments to the number of shares subject to such RSUs.; and

•	Performance-Vesting Restricted Stock Units and Restricted Shares: Outstanding PSUs granted in 2014 were converted into an award of PSUs that settled in shares of our common stock based on the actual performance level achieved by Hilton during the performance period which ended on December 31, 2016. Outstanding PSUs and performance-vesting restricted stock (“Performance Shares”) that were granted in 2015 and 2016 were converted into time-vesting RSUs that will settle in shares of our common stock and were adjusted in order to preserve the value of the award immediately following the Spin-off.

The Committee subsequently amended time-vesting RSUs so that holders will receive dividends on a current basis (at the same time dividend payments are paid on Company common stock) to align with our standard practice for time-vesting RSAs under the LTIP.

CEO EMPLOYMENT AGREEMENT

We have an employment agreement with our Chief Executive Officer, pursuant to which he is entitled to receive severance benefits in connection with certain terminations of employment and we are provided with the protections of certain restrictive covenants. The material terms of this agreement are described below in the section entitled “Compensation Tables—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—CEO Employment Agreement.”

OTHER COMPENSATION PROGRAM ELEMENTS

Other Benefits and Perquisites

We maintain medical and dental insurance, accidental death insurance and disability insurance for all of our employees. Executives are eligible to participate in the same welfare benefit plans as our other employees and are covered by the same vacation, leave of absence and similar polices. Our executives may participate in Hilton-sponsored arrangements for executives of designated major hotel owners, including guaranteed access at Hilton-branded hotels at 25% discount off best available rate, up to 30 nights per year at cost, up to 30 nights per year at 50% off best available rate and 50% off food and beverage. We also plan to provide our executive officers with the opportunity for an annual physical examination.

Severance Benefits

In April 2017, the Committee adopted and approved the Park Hotels & Resort Inc. Executive Severance Plan (the “Executive Severance Plan”) for employees of the Company at the level of senior vice president and above designated for participation by the Committee. At such time, the Committee designated each of the NEOs as participants of the Executive Severance Plan, other than the Chief Executive Officer whose severance arrangements will continue to be governed by the terms of the CEO Employment Agreement. For a further description of the Chief Executive Officer’s severance and change in control terms, see the discussion under the caption “Compensation Tables—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—CEO Employment Agreement.”

The Executive Severance Plan sets forth the terms for payment of severance and other benefits to participants in the event of a termination of employment with the Company under certain circumstances. In the event of a termination of employment “without cause” (other than due to death or disability) or for “good reason” (each as defined in the Executive Severance Plan), the participant is entitled to the following payments and benefits:

•	A cash payment, payable in a single lump sum payment, equal to 2.0x (for executive vice presidents) or 1.5x (for senior vice presidents who are also members of the Company’s Executive Committee) the sum of the participant’s annual base salary and his or her average annual bonus for the most recent two fiscal years (or one fiscal year if applicable). A participant who was not eligible for a bonus in the prior fiscal year will remain eligible to receive an actual bonus for the year of termination (prorated for the actual period of service during such year).

•	The vesting of the participant’s outstanding equity and equity-based awards in accordance with the Company’s 2017 Omnibus Incentive Plan (or any successor plan) and applicable award agreements. A participant’s termination of employment for good reason will be treated as a termination by the Company without cause under the 2017 Omnibus Incentive Plan (or any successor plan) and applicable award agreement.

•	A cash amount equal to the difference between the participant’s monthly COBRA premium cost and the monthly contribution paid by similarly situated active Company executives for the same coverage, payable in equal installments over a twelve-month period following the participant’s termination date. These payments will cease earlier than the expiration of such twelve-month period if the participant becomes eligible to receive group health coverage from another employer or ceases to be eligible to receive COBRA coverage.

•	A cash payment of the participant’s accrued pay through the date of termination.

Receipt of and all severance payments and benefits under the Executive Severance Plan is contingent upon the NEO complying with various requirements, including non-solicitation and non-competition obligations to the Company (which apply for a period of twelve-months following the NEO’s termination of employment) and the NEO’s timely execution and delivery to the Company of an effective release of claims. Subject to certain exceptions, the Company shall pay or commence providing all severance benefits within 10 days following the effectiveness of the required release of claim.

This Executive Severance Plan superseded and terminated any prior severance plans applicable to participants, including any Hilton severance plan.

Stock Ownership Policy

Our minimum stock ownership guidelines require each executive officer to maintain equity investment in the Company based upon a multiple (six times, in the case of the Chief Executive Officer, and three times, in the case of all other executive officers) of his or her base salary. For purposes of this requirement, an executive officer’s holdings include shares held directly or indirectly, individually or jointly; shares underlying unvested time-vesting restricted stock and restricted stock units; and shares held under a deferral or similar plan. Each executive officer is expected to meet this ownership requirement within five years of the later of (a) February 23, 2017 (i.e., the date on which the Company made its first broad-based equity incentive grants following the Spin-off) or (b) the date he or she first becomes subject to this stock ownership policy.

Clawback Policy

We have adopted an incentive compensation clawback policy, which allows the Company to recover annual and/or long-term incentive compensation in specified situations. If the Committee determines that incentive compensation of our current and former officers subject to reporting under Section 16 of the Exchange Act or any other employee designated by the Board or the Committee was overpaid, in whole or in part, as a result of a restatement of the reported financial results of the Company or any of its segments due to material non-compliance with financial reporting requirements (unless due to a change in accounting policy or applicable law) caused or contributed to by such employee’s fraud, willful misconduct or gross negligence, the Committee will review the incentive compensation paid, granted, vested or accrued based on the prior inaccurate results and determine whether to seek recovery of any excess incentive compensation paid or earned as a result of such inaccurate results.

No Pledging Policy

The Company maintains a policy that prohibits independent directors and executive officers from purchasing any Company securities on margin, borrowing against Company securities held in margin accounts or pledging Company securities as collateral for a loan.

No Hedging Policy

The Company maintains a policy that prohibits directors and executive officers from completing any short sales of Company securities or from purchases or sales of puts, calls or other derivative instruments or securities based on the Company’s securities.

Tax Implication on Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) limits the deductibility of compensation over $1 million to the Company’s Chief Executive Officer and any of its three other most highly paid executive officers (other than the Chief Financial Officer) unless, in general, the compensation is paid pursuant to a plan which is performance-based, non-discretionary and has been approved by the Company’s stockholders. The Company believes that, because it qualifies as a REIT under the Code, the payment of compensation that does not satisfy the requirements under Section 162(m) for qualified performance-based compensation will not materially affect the Company’s net income. The Company also believes that the payment of such compensation will not materially affect the Company’s dividend requirements as a REIT. For these reasons, the Committee’s compensation policy and practices are not currently guided by considerations relating to Section 162(m).

COMPENSATION RISK REVIEW

The Committee reviewed and considered risks arising from the Company’s compensation policies and practices for its employees. This review included consideration of the following specific elements of the Company’s executive compensation policies and procedures:

•	the executive compensation program is structured as a balanced mix among salary, cash bonus and equity

•	the STIP and LTIP are each based upon pre-existing, defined goals set at the beginning of the year or three-year performance period, as applicable

•	the STIP and LTIP contain multiple financial targets, including performance against a pre-approved budget

•	the STIP and LTIP performance goals include both absolute and relative-to-peer performance

•	the STIP annual goals balance financial and non-financial performance goals

•	the STIP and LTIP performance goals include achievement against both single-year and multi-year metrics

•	the STIP and LTIP include maximum payouts at each executive level

•	STIP and LTIP awards are not determined on an “all or nothing” basis, but rather on a graduated basis against stated targets

•	the STIP includes a goal addressing an appropriate leverage ratio

•	the executive compensation program mandates stock ownership by executive officers

•	the executive compensation program includes an appropriate “clawback policy” to recoup overpayments of incentive compensation arising from restatements due to material non-compliance with financial reporting requirements, and

•	the Committee retains discretion to adjust STIP payouts as warranted by circumstances.

Following this review, the Committee concluded that any risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company at this time.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the 2016 fiscal year, we did not have a separately designated compensation committee because we were not an independent public company. None of the current members of our Committee have at any time been one of our executive officers or employees. None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

COMPENSATION COMMITTEE REPORT

The Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this report. Based upon this review and discussion, the Committee recommended to the Board that this Compensation Discussion & Analysis section be included in this Proxy Statement.

Respectfully submitted,

The Compensation Committee of the Board

Stephen I. Sadove (Chairman)

Gordon M. Bethune

Christie B. Kelly

Timothy J. Naughton

COMPENSATION TABLES

2016 SUMMARY COMPENSATION TABLE

The following table summarizes the total compensation earned by each of our NEOs for the fiscal year ended December 31, 2016. As discussed in this Proxy Statement, the Company became an independent, public company effective January 3, 2017. The information provided below includes compensation earned by our NEOs for services provided to Hilton and the Company prior to the Spin-off. Furthermore, this table reflects the pre-Spin-off unadjusted stock awards and option awards granted by Hilton to our NEOs during 2016.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(6) ($)	Option Awards(7) ($)	Non-Equity Incentive Plan Compensation(8) ($)	All Other Compensation(9) ($)	Total ($)

Thomas J. Baltimore, Jr. (1) President and Chief Executive Officer	2016	634,615	783,664(4)	8,499,979	—	1,016,336	35,256	10,969,850

Sean M. Dell’Orto(2) Executive Vice President and Chief Financial Officer	2016	369,651	—	297,013	74,261	273,629	11,280	1,025,834

Thomas C. Morey(3) Senior Vice President and General Counsel	2016	190,385	269,986(5)	—	—	173,282	2,561	636,214

(1)	Mr. Baltimore joined the Company on May 16, 2016 and, as a result, his compensation for 2016 shown above represents compensation for a partial year of service.
(2)	The amounts in this table reflect the compensation received by Mr. Dell’Orto from Hilton in relation to his role as Senior Vice President, Treasurer of Hilton during fiscal year 2016 and is not necessarily indicative of the compensation that he will receive as an executive officer of the Company.
(3)	Mr. Morey joined the Company on August 1, 2016 and, as a result, his compensation for 2016 shown above represents compensation for a partial year of service.
(4)	Amount reflects a cash bonus awarded in recognition of Mr. Baltimore’s leadership role in relation to the Spin-off.
(5)	Amount reflects Mr. Morey’s (i) sign on cash bonus of $130,000 and (ii) an additional Spin-off related cash bonus of $139,986.
(6)	The amounts shown in the Stock Awards column reflect the aggregate grant date fair value of awards of RSUs and performance share awards, as computed in accordance with FASB ASC Topic 718, using the assumptions discussed in Note 20 (“Share-Based Compensation”) of the consolidated financial statements included in Hilton’s Annual Report on Form 10-K for the year ended December 31, 2016. The grant date fair value of RSUs is determined using the fair value of the underlying common stock on the grant date. The grant date fair value of the performance shares is based upon the probable outcome of the applicable performance conditions.
(7)	The amounts shown in the Option Awards column reflect the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718, using the assumptions discussed in Note 20 (“Share-Based Compensation”) of the consolidated financial statements included in Hilton’s Annual Report on Form 10-K for the year ended December 31, 2016. These amounts do not reflect whether the recipient has actually realized or will realize a financial benefit from the awards (such as by exercising stock options).
(8)	The amounts shown in the Non-Equity Incentive Plan Compensation column reflect the amount each NEO earned under Hilton’s annual cash incentive program for fiscal year 2016.
(9)	The amounts shown in the All Other Compensation column reflect: (i) for Mr. Baltimore, group term life insurance premiums valued at $1,009 and attorney fees related to the negotiation of the CEO Employment Agreement of $34,247; (ii) for Mr. Dell’Orto, group term life insurance premiums valued at $680 and our matching contributions under the Company’s 401(k) plan of $10,600; and (iii) for Mr. Morey, group term life insurance premiums valued at $138 and our matching contributions under the Company’s 401(k) plan of $2,423.

2016 GRANTS OF PLAN BASED AWARDS TABLE

The following table sets forth information regarding grants of plan-based awards to each of our NEOs for the fiscal year ended December 31, 2016. This table reflects the pre-Spin-off unadjusted stock awards and option awards granted by Hilton to our NEOs during 2016.

		Estimated Future Payouts(1) Under Non-Equity Incentive Plan Awards			Estimated Future Payouts (2) Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number or Shares of Stock or Units(3) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards(4) ($)

Thomas J. Baltimore, Jr.
Annual Cash Incentive	--	471,311	942,623	1,413,934	--	--	--	--	--	--	--
RSUs(5)	5/16/16	--	--	--	--	--	--	310,202	--	--	6,749,996
RSUs(6)	5/16/16	--	--	--	--	--	--	80,422	--	--	1,749,983

Sean M. Dell’Orto
Annual Cash Incentive	--	111,395	222,789	334,184	--	--	--	--	--	--	--
Stock Options	2/18/16	--	--	--	--	--	--	--	13,576	19.61	74,261
RSUs	2/18/16	--	--	--	--	--	--	3,786	--	--	74,243
PSUs	2/18/16	--	--	--	5,680	11,360	22,720	--	--	--	222,770

Thomas C. Morey
Annual Cash Incentive	--	70,543	141,086	211,629	--	--	--	--	--	--	--
RSUs	--	--	--	--	--	--	--	--	--	--	--

(1)	Reflects the possible payouts of cash incentive compensation under Hilton’s annual cash incentive program. The actual amounts that were paid to the NEOs are set forth in the “Non-Equity Incentive Plan Compensation” column of the 2016 Summary Compensation Table. For Messrs. Baltimore and Morey, these amounts reflect prorated amounts based on the period during 2016 that each worked at Hilton and the Company. See “Compensation Discussion and Analysis —Short-Term Incentive —2016 and Spin-Off Matters” above.
(2)	The amounts reported in the Estimated Future Payouts Under Equity Incentive Plan Awards column represent the possible number of performance shares granted to Mr. Dell’Orto under the Hilton LTIP that may vest based upon the level of achievement of the applicable performance measures. As described in further detail under the section entitled “Compensation Discussion and Analysis —Long-Term Incentive —2016 and Spin-Off Matters,” the performance shares have a three-year performance period and vest, as to 50% of the award, based on Hilton’s TSR relative to Hilton’s peer company group and, as to 50% of the award, based on Hilton’s adjusted EBITDA. Threshold assumes that 50% of the total performance shares awarded vest, target assumes that 100% of the total performance shares awarded vest and maximum assumes that 200% of the total performance shares awarded vest. In relation to the Spin-off, all of the 2016 performance shares awarded to Mr. Dell’Orto were valued at target and converted to RSUs of the Company that are subject to time-based vesting only.
(3)	The amounts reported in the All Other Stock Awards: Number of Shares of Stock or Units column represent the number of time vesting RSUs granted to the NEOs pursuant to the Hilton LTIP.
(4)	The amounts reported in the Grant Date Fair Value of Stock and Option Awards column show the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, using the assumptions discussed in Note 20 (“Share-Based Compensation”) of the consolidated financial statements included in Hilton’s Annual Report on Form 10-K for the year ended December 31, 2016.
(5)	Reflects Mr. Baltimore’s one-time sign-on equity incentive award granted pursuant to the terms of the CEO Employment Agreement. For further details on this award, see “Compensation Discussion and Analysis —Long-Term Incentive —2016 and Spin-Off Matters” above.
(6)	Reflects Mr. Baltimore’s long-term incentive award for fiscal year 2016. For further details on this award, see “Compensation Discussion and Analysis —Long-Term Incentive —2016 and Spin-Off Matters” above.

NARRATIVE TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS TABLE

The following discussion should be read in conjunction with (i) the “2016 Summary Compensation Table” and the “2016 Grants of Plan-Based Awards Table,” as well as the footnotes to such tables, and (ii) the disclosure under the caption “Compensation Discussion and Analysis” above.

CEO Employment Agreement

On April 26, 2016, the Company entered into the CEO Employment Agreement with Mr. Baltimore specifying the terms of his employment as Hilton’s Executive Adviser—Real Estate prior to the Spin-off and as our President and Chief Executive Officer and a director on our Board following the Spin-off, subject to his re-election at our annual stockholders meetings. The CEO Employment Agreement provides for an initial four-year employment term, which term will be automatically extended by one year at the end of the then-current term unless either party provides advance notice of non-renewal. Under the terms of the CEO Employment Agreement, Mr. Baltimore is entitled to receive an initial annual base salary of $1,000,000, which is subject to increase but not decrease. During the employment term, he is also eligible to receive an annual cash bonus of 150% of his annual base salary (the “target annual bonus”) if target performance objectives are achieved, 75% of his annual base salary if threshold performance objectives are achieved and 225% of his annual base salary if maximum performance objectives are achieved. Pursuant to the CEO Employment Agreement, any bonus that was earned in respect of 2016 was to be prorated based on the period during 2016 that he worked at Hilton and the Company.

During the employment term, Mr. Baltimore was eligible to participate in the Hilton LTIP prior to the Spin-off and is eligible to participate in the Company’s LTIP following the Spin-off. Mr. Baltimore is entitled to receive an annual grant of long-term equity-based incentive awards with a target value of $3,500,000 (based on the grant date fair market value of the common stock awarded). With respect to the first grant made under the CEO Employment Agreement, fifty percent of the award was granted under the Hilton LTIP on May 16, 2016, and was in the form of Hilton RSUs that vest in three substantially equal annual installments beginning on the first anniversary of such grant date, generally subject to his continued employment through each applicable vesting date. The remaining 50% of such award was granted under the Park LTIP on February 3, 2017, and was in the form of Park PSUs that are eligible to vest in amounts ranging from 0% to 200% of the target number of units based on Park’s relative TSR compared to the TSRs of the companies that comprise the FTSE NAREIT Lodging/Resorts Index (that have a market capitalization in excess of $1 billion as of January 4, 2017) over a three-year performance period beginning on January 4, 2017 and ending on January 3, 2020, generally subject to his continued employment through the applicable vesting date. In addition to the foregoing, on May 16, 2016, Mr. Baltimore was granted a one-time sign-on equity-based incentive award valued at $6,750,000 in the form of Hilton RSUs that were originally scheduled to vest, as to 40% of the award, on December 15, 2016 and, as to the remaining 60% of the award, in three substantially equal annual installments beginning on the first anniversary of the grant date, generally subject to his continued employment through each applicable vesting date. In connection with the Spin-off, Hilton’s compensation committee determined to accelerate the vesting date for the 40% of the sign-on equity-based award originally scheduled to vest on December 15, 2016 to December 5, 2016. Mr. Baltimore is also entitled to participate in all employee benefit plans, programs and arrangements made available to our other executive officers generally.

If Mr. Baltimore’s employment is terminated without “cause” (other than due to death or “disability”), by him for “good reason” (as each such term is defined in the CEO Employment Agreement), or due to our non-renewal of the employment term, he will be entitled to receive (1) all accrued but unpaid amounts (including, accrued but unpaid salary through the date of termination, any accrued but unpaid annual cash bonus and any unpaid or unreimbursed expenses) (collectively, the “Accrued Rights”), (2) a lump sum cash severance payment in an amount equal to 2.99 times the sum of his annual base salary and target annual bonus then in effect, (3) subject to his election of COBRA continuation coverage, payment for a period of 12 months following the termination date (subject to earlier termination in certain cases) of an amount equal to the difference between the monthly COBRA premium cost and the monthly contribution paid by active employees for the same coverage and (4) accelerated vesting of any then-held unvested time-based restricted stock and unvested stock options and a prorated portion of the target number of any then-held unvested PSUs and performance shares, provided that such target number will not be prorated if the termination occurs within 12 months following a “change in control” (as defined in the CEO Employment Agreement). Mr. Baltimore is entitled to the foregoing, in each case, subject to his execution and non-revocation of a release of claims and continued compliance with non-compete and non-solicitation covenants for 18 months following his termination and non-disparagement and confidentiality covenants at all times following his termination. If Mr. Baltimore’s employment terminates due to death or disability, he will be entitled to receive (1) any Accrued Rights, (2) a prorated portion of the annual cash bonus that he would have otherwise been entitled to receive had his employment not terminated and (3) accelerated vesting of any then-held unvested time-based restricted stock and unvested stock options and a prorated portion of the target number of any then-held unvested PSUs and performance shares. The CEO Employment Agreement also provides that payments and benefits to be delivered in connection with this Agreement will be either delivered in full or to such lesser extent as would result in no portion of such payments and benefits being subject to the excise taxes imposed by the golden parachute rules of Section 4999 of the Code, whichever of the foregoing amounts, after taking into account all applicable taxes, results in the greatest amount of such payments and benefits to Mr. Baltimore on an after-tax basis.

Equity Awards

The equity awards granted to our NEOs during 2016 that appear in the tables above were granted pursuant to the Hilton LTIP, which is described further in the Compensation Discussion and Analysis section under the caption “Compensation Discussion and Analysis—–Long-Term Incentive—2016 and Spin-Off Matters.”

2016 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information regarding outstanding equity awards for each of our NEOs as of December 31, 2016. The number of awards included in this table reflects the pre-Spin-off unadjusted equity awards granted by Hilton to our NEOs.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(2)(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (4) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3)(4) ($)
Thomas J. Baltimore, Jr.	5/16/16	--	--	--	--	80,422	2,187,478	--	--
	5/16/16	--	--	--	--	186,120	5,062,464	--	--
Sean M. Dell’Orto
	2/19/14	6,094	3,140	21.53	2/19/24	--	--	--	--
	2/10/15	2,864	5,729	27.46	2/10/25	1,313	35,714	7,876	214,227
	2/18/16	--	13,576	19.61	2/18/26	3,786	102,979	11,360	308,992
Thomas C. Morey	--	--	--	--	--	--	--	--	--

(1)	Stock options vest in three equal annual installments beginning on the first anniversary of the grant date. For additional information on the conversion of the stock options in connection with the Spin-off, see “Compensation Discussion and Analysis—Long-Term Incentive—2016 and Spin-Off Matters.”
(2)

Represents RSUs granted to the respective NEOs. Pursuant to the CEO Employment Agreement, Mr. Baltimore was granted (i) a one-time sign-on equity award of 310,202 RSUs on May 16, 2016, 40% of which vested on December 5, 2016, and 60% of which vests in three substantially equal annual installments beginning on the first anniversary of the grant date, and (ii) an award of 80,422 RSUs on May 16, 2016, which represents 50% of his annual long-term equity-based incentive award for 2016 and vests in three substantially equal annual installments beginning on the first anniversary of the grant date. Pursuant to the Hilton LTIP, Mr. Dell’Orto’s RSUs vest in two equal annual installments beginning on the first anniversary of the applicable grant date. For additional information on the conversion of the RSUs in connection with the Spin-off, see “Compensation Discussion and Analysis —Long-Term Incentive —2016 and Spin-Off Matters.”
(3)	Amounts reported are based on the adjusted closing price of Hilton’s common stock on the NYSE as of December 30, 2016 ($27.20) multiplied by the number of outstanding shares.
(4)	Represents performance shares granted to Mr. Dell’Orto pursuant to the Hilton LTIP. Generally, Hilton’s performance shares vest according to Hilton’s EBITDA and Hilton’s TSR relative to Hilton’s peer company group at the end of a three-year performance period. In connection with the Spin-off, on January 3, 2017, all of the performance shares granted to our NEOs in 2015 and 2016 were valued at target and converted to RSUs subject to time-based vesting only.

2016 OPTION EXERCISES AND STOCK VESTED

The following table provides information regarding the number of Hilton stock options that were exercised by our NEOs and the number of Hilton restricted stock units that vested during the fiscal year ended December 31, 2016 prior to the Spin-off. The number of awards included in this table reflects the pre-Spin-off unadjusted equity awards granted by Hilton to our NEOs.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting(2) ($)

Thomas J. Baltimore, Jr.	--	--	124,082	3,237,299

Sean M. Dell’Orto	--	--	15,347	374,121

Thomas C. Morey	--	--	--	--

(1)	Includes shares received from the vesting of RSUs and, for Mr. Dell’Orto, the Hilton performance shares granted in 2014 that vested on December 31, 2016 at 126% in relation to the TSR tranche and 100% in relation to the adjusted EBITDA tranche.
(2)	Amounts reported are based on the closing price Hilton’s common stock on the NYSE on the vesting date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table, footnotes and narrative set forth our payment obligations pursuant to the compensation arrangements for each of our NEOs under certain existing plans, agreements and awards, assuming (1) a termination of employment and/or (2) a change in control (“CIC”) occurred, in each case, on December 31, 2016. The amounts shown in the table do not include payments and benefits to the extent they are provided generally to all salaried employees upon termination of employment and do not discriminate in scope, terms or operation in favor of the NEOs. The number of shares with respect to stock options and stock units is presented on a pre-Spin-off and unadjusted basis.

In providing the estimated potential payments below, we have assumed that there are no (1) accrued but unpaid salary and annual bonuses amounts outstanding or (2) unpaid reimbursements for expenses incurred prior to the date of termination.

Because the disclosures in the table assumes the occurrence of a termination or CIC as of a particular date and under a particular set of circumstances and therefore make a number of important assumptions, the actual amount to be paid to each of our NEOs upon a termination or CIC may vary significantly from the amounts included herein. Factors that could affect these amounts include the timing during the year of any such event, the continued availability of benefit policies at similar prices and the type of termination event that occurs.

Name	Benefit	Termination by Company without Cause or by NEO for Good Reason ($)		Termination by Company for Cause or by Executive without Good Reason ($)	Termination within 12 Months Following CIC ($)		Termination due to Death or Disability ($)

Thomas J. Baltimore, Jr. (1)

	Cash Severance	7,475,000	(2)	--	7,475,000	(2)	942,623

	Equity Awards(3)	7,249,942		--	7,249,942		7,249,942

	Continuation of Benefits	12,481		--	12,481		--

	Total Value of Benefits	14,737,423		--	14,737,423		8,192,565

Sean M. Dell’Orto(4)

	Cash Severance(5)	594,104		--	594,104		222,789

	Equity Awards(5)(6)	265,254		--	1,048,013		1,048,013

	Continuation of Benefits(7)	12,396		--	12,396		--

	Outplacement Services(8)	20,000		--	20,000		--

	Total Value of Benefits	891,754		--	1,674,513		1,270,802

Thomas C. Morey(4)

	Cash Severance(5)	787,500		--	787,500		337,500

	Equity Awards(5)(6)	--		--	--		--

	Continuation of Benefits(7)	--		--	--		--

	Outplacement Services(8)	20,000		--	20,000		--

	Total Value of Benefits	807,500		--	807,500		337,500

(1)	In relation to Mr. Baltimore, the above table summarizes the severance benefits that would have been owed to him pursuant to the terms of the CEO Employment Agreement if his employment had terminated under certain circumstances. For a further description of such benefits, see “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—CEO Employment Agreement.”

(2)	Under the terms of the CEO Employment Agreement, Mr. Baltimore would have been entitled to receive a cash severance amount equal to 2.99 times the sum of his base salary and target annual cash incentive opportunity, paid in a lump sum.

(3)	Amounts represent the value of the acceleration of any unvested performance shares, RSUs and stock options, assuming the acceleration occurred on December 31, 2016 and based on the closing price of Hilton’s common stock on the NYSE as of December 30, 2016 ($27.20).

(4)	Prior to the Spin-off, the terms of any severance benefits owed to Messrs. Dell’Orto or Morey were set forth in Hilton’s Executive Severance Plan.

(5)	Under the Hilton Executive Severance Plan, whether or not in connection with a change in control, Messrs. Dell’Orto and Morey would each have been entitled to receive a cash severance amount equal to his base salary and annual cash incentive award payable at target, each as in effect at the date of termination. If the employment of the NEO was terminated for death or disability, such executive would have been entitled to receive a prorated bonus. Amounts reported under “Termination due to Death or Disability” for Messrs. Dell’Orto and Morey reflect each such executive’s target annual bonus for the year ended December 31, 2016.

(6)	Amounts represent the value of the acceleration of any unvested performance shares, RSUs and stock options, assuming the acceleration occurred on December 31, 2016 and based on the closing price of Hilton’s common stock on the NYSE as of December 30, 2016 ($27.20). Pursuant to the terms of the Hilton award agreements:
•	Performance shares: If the NEO’s employment terminates as a result of death or disability, a prorated portion of the performance shares will immediately vest at target levels. Upon a change in control, a prorated portion of the performance shares will immediately vest based on actual performance through the most recently completed fiscal quarter, or, if performance is unable to be calculated, at target. In the table above, amounts upon a change in control reflect a prorated number of performance shares and are based on target performance. Performance shares are prorated based on the number of days in the performance period prior to the termination events described above.
•	RSUs: If the NEO’s employment is terminated without cause within 12 months following a change in control or due to the executive’s death or disability, all unvested RSUs will immediately vest.
•	Stock options: If the NEO’s employment terminates without cause within 12 months following a change in control or due to the executive’s death or disability, all unvested options will immediately vest and become exercisable. In the table above, amounts reported reflect the “spread,” or difference between the exercise price and closing price as of December 30, 2016.

(7)	Upon certain termination events, each executive is entitled to continued healthcare coverage in an amount equal to the excess of the cost of the coverage over the amount that the executive would have had to pay if the executive remained employed for 12 months following the date of termination. Additionally, under the Hilton Severance Plan, upon certain termination events, an executive who received life insurance coverage prior to the qualifying termination is entitled to receive a cash payment equal to the premiums required to continue such coverage for 12 months following the termination. Amounts reported assume 2016 rates.

(8)	Under the Hilton Severance Plan, upon certain termination events, each executive is entitled to outplacement services for a period of 12 months following the date of termination. Amounts in the table above assume that the cost to the Company for these outplacement services would be $20,000 for each executive.

PROPOSAL 4: RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG

At a meeting held on January 6, 2017, the Audit Committee appointed Ernst & Young LLP as the Company’s independent registered public accounting firm to audit the books, records and accounts of the Company for the fiscal year ending December 31, 2017. The Board recommends that the stockholders ratify this appointment.

In the event stockholders do not ratify this appointment, the Audit Committee will reconsider its selection, but still may determine that the appointment of Ernst & Young LLP is in the best interests of the Company and its stockholders. Even if the appointment of Ernst & Young LLP is ratified by stockholders, the Audit Committee, in its discretion, may appoint a different independent public accounting firm to act as the Company’s auditor at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

Representatives of Ernst & Young LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

VOTE REQUIRED

Under our By-laws, ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2017 requires the affirmative vote of a majority of the votes cast. This means that the number of votes cast “FOR” the proposal must exceed the number of votes cast “AGAINST” the proposal. Abstentions will not be treated as votes cast “FOR” or “AGAINST” and therefore will have no impact on the ratification of Ernst & Young as the Company’s independent registered public accounting firm.

BOARD RECOMMENDATION

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING

DECEMBER 31, 2017.

AUDIT AND NON-AUDIT FEES

In connection with the audit of the 2016 financial statements, we entered into an agreement with Ernst & Young LLP, which sets forth the terms by which Ernst & Young LLP, the Company’s independent registered public accounting firm, will perform audit services for the Company. Prior to the audit of the 2016 financial statements, we were a part of Hilton. The following table sets forth the fees billed to the Company by Ernst & Young LLP in 2016. The audit fees are for services that are normally provided by Ernst & Young LLP in connection with statutory or regulatory filings or engagements:

2016

Audit fees	$190,000

Audit-related fees	$—

Tax fees	$—

All other fees	$—

The amounts included above exclude fees related to the Spin-off (e.g., audit of combined consolidated financial statements included in Park’s registration statement on Form 10) and other audit and non-audit fees, all which were borne by Hilton.

AUDIT COMMITTEE POLICIES AND PROCEDURES

Consistent with SEC policies regarding auditor independence and the Audit Committee’s Charter, the Audit Committee has responsibility for engaging, preapproving all audit services to be provided to the Company by, setting compensation for and reviewing the performance of the independent registered public accounting firm. The Audit Committee Charter requires it to preapprove all audit services to be provided to the Company. In exercising this responsibility, the Audit Committee approves all audit and permitted non-audit services provided by any independent registered public accounting firm prior to each engagement. All of the audit, audit-related, tax and other fees listed above as incurred in 2016 were approved by the Audit Committee of Hilton. All audit, audit-related, tax and other fees incurred after the Spin-off were approved by the Audit Committee pursuant to the policy described above.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board with its oversight responsibilities regarding the Company’s financial reporting process. The Company’s management is responsible for the preparation, presentation and integrity of the Company’s financial statements and the reporting process, including the Company’s accounting policies, internal audit function, internal control over financial reporting and disclosure controls and procedures. Ernst & Young LLP, the Company’s independent registered public accounting firm, is responsible for performing an audit of the Company’s financial statements.

In the performance of its oversight function, the Audit Committee reviewed and discussed the audited financial statements and internal control over financial reporting of the Company with management and with the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16 “Communications with Audit Committee.” In addition, the Audit Committee received the written disclosures and the letters from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm their independence.

Based upon the review and discussions described in the preceding paragraph, the Audit Committee recommended to the Board that the audited financial statements of the Company be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC.

Submitted by the Audit Committee

Christie B. Kelly (Chair)
Patricia M. Bedient
Senator Joseph I. Lieberman
Stephen I. Sadove

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and accompanying footnotes set forth information regarding the beneficial ownership of the Company, as of June 13, 2017, by (i) each person known to us to beneficially own more than 5% of any class of the outstanding voting securities of the Company, (ii) each of our directors, (iii) each of our named executive officers listed in the table entitled “2016 Summary Compensation Table” above and (iv) all of our directors and executive officers as a group. The percentage of beneficial ownership shown in the following table is based on 214,835,403 shares of common stock outstanding as of the close of business on June 13, 2017.

Beneficial ownership is determined in accordance with the rules of the SEC. Unless otherwise indicated, the address for all persons named below is c/o Park Hotels & Resorts Inc., 1600 Tysons Blvd, Suite 1000, McLean, VA 22102.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	% of All Shares of Common Stock

Beneficial holders of 5% or more of our common stock

HNA (1)	53,651,453	25%

Blackstone (2)	17,397,132	8%

Directors and Named Executive Officers

Thomas J. Baltimore, Jr.	164,249	*

Patricia M. Bedient	3,579	*

Gordon M. Bethune	2,734	*

Geoffrey Garrett	0	*

Robert G. Harper	0	*

Tyler S. Henritze	0	*

Christie B. Kelly	3,743	*

Sen. Joseph I. Lieberman	2,734	*

Xianyi Mu	0	*

Timothy J. Naughton	3,696	*

Stephen I. Sadove	6,126	*

Sean M. Dell’Orto	98,217	*

Thomas C. Morey	61,072	*

Directors and executive officers as a group (17 people)	547,900	*

*	Represents less than 1%.
(1)

Based solely on information provided in a Schedule 13D filed on March 24, 2017 by HNA Group Co., Ltd. (“HNA Group”), HNA, HNA Tourism (HK) Group Co., Ltd. (“HNA Tourism HK”), HNA HLT Holdco III Limited (“SPV III”), HNA HLT Holdco II LLC (“SPV II”) and HNA HLT Holdco I LLC (“SPV I” and, collectively with HNA Group, HNA, HNA Tourism HK, SPV III and SPV II, the “HNA Entities”). SPV I is a wholly-owned subsidiary of SPV II, and 100% of the voting interests of SPV II are controlled by SPV III. SPV III is a wholly-owned subsidiary of HNA Tourism HK, which is a wholly-owned Subsidiary of HNA, which is a wholly owned

Subsidiary of HNA Group. The HNA Entities have shared voting and shared dispositive power over 53,651,453 shares of common stock. The address of the HNA Entities is HNA Tourism Group Co., Ltd., HNA Building, No. 7 Guoxing Road, Haikou, 570203, People’s Republic of China.

(2)	Based solely on information provided in that certain Underwriting Agreement entered into in relation to Blackstone and certain of its affiliates’ secondary offering of 15,000,000 shares of the Company’s common stock that completed on June 7, 2017 and in Amendment No. 1 to Schedule 13D filed on March 17, 2017, reflecting 15,317,691 shares of common stock directly owned by HLT Holdco III Prime LLC, 52,121 shares of common stock directly owned by HLT BREH VI Holdco Prime LLC, 526,273 shares of common stock directly owned by HLT A23 Holdco Prime LLC, 1,479,651shares of common stock directly owned by HLT BREP VI.TE.2 Holdco Prime LLC, 3,067 shares of common stock directly owned by HLT A23 BREH VI Holdco Prime LLC, 8,784 shares of common stock directly owned by HLT BREH Intl II Holdco Prime LLC (the foregoing entities, collectively, the “Blackstone Funds”) and 9,545 shares of common stock directly owned by Stephen A. Schwarzman.

The sole member of HLT Holdco III Prime LLC is HLT Holdco II Prime LLC. The sole member of HLT Holdco II Prime LLC is HLT Holdco Prime LLC. The sole member of HLT Holdco Prime LLC, HLT BREH VI Holdco Prime LLC and HLT A23 Holdco Prime LLC is BH Hotels Holdco Prime LLC (“BH Hotels”).

The managing members of BH Hotels are Blackstone Real Estate Partners VI Prime L.P. and Blackstone Capital Partners V Prime L.P. The general partner of Blackstone Capital Partners V Prime L.P. is Blackstone Management Associates V L.L.C. The sole member of Blackstone Management Associates V L.L.C is BMA V L.L.C. The general partner of Blackstone Real Estate Partners VI Prime L.P. is Blackstone Real Estate Associates VI L.P. The general partner of Blackstone Real Estate Associates VI L.P. is BREA VI L.L.C. The managing member of each of BREA VI L.L.C. and BMA V L.L.C. is Blackstone Holdings III L.P.

The sole member of HLT BREP VI.TE.2 Holdco Prime LLC is HLT BREP VI.TE.2 Holdings Prime Holdco LLC. The sole member of HLT BREP VI.TE.2 Holdings Prime Holdco LLC is Blackstone Real Estate Partners VI.TE.2. Prime L.P. The general partner of Blackstone Real Estate Partners VI.TE.2 Prime L.P. is Blackstone Real Estate Associates VI L.P. The general partner of Blackstone Real Estate Associates VI L.P. is BREA VI L.L.C. The managing member of BREA VI L.L.C. is Blackstone Holdings III L.P.

The sole member of HLT BREH Intl II Holdco Prime LLC is HLT BREH Intl II Holdings Holdco Prime LLC. The controlling member of HLT BREH Intl II Holdings Holdco Prime LLC is Blackstone Real Estate Holdings International II-Q Prime L.P. The general partner of Blackstone Real Estate Holdings International II-Q Prime L.P. is BREP International II-Q GP L.P. The general partner of BREP International II-Q GP L.P. is BREP International II-Q GP L.L.C. The sole member of BREP International II-Q GP L.L.C. is Blackstone Holdings III L.P.

The sole member of HLT A23 BREH VI Holdco Prime LLC is HLT BREH VI-A Holdings Prime Holdco LLC. The sole member of HLT BREH VI-A Holdings Prime Holdco LLC is Blackstone Real Estate Holdings VI Prime L.P. The general partner of Blackstone Real Estate Holdings VI Prime L.P. is BREP VI Side-by-Side GP L.L.C. The sole member of BREP VI Side-by-Side GP L.L.C. is Blackstone Holdings III L.P.

The general partner of Blackstone Holdings III L.P. is Blackstone Holdings III GP L.P. The general partner of Blackstone Holdings III GP L.P. is Blackstone Holdings III GP Management L.L.C. The sole member of Blackstone Holdings III GP Management L.L.C. is The Blackstone Group L.P. The general partner of The Blackstone Group L.P. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly-owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. Each of such Blackstone entities (other than each of the Blackstone Funds to the extent they directly hold the securities reported herein) and Mr. Schwarzman may be deemed to beneficially own the shares beneficially owned by the Blackstone Funds directly or indirectly controlled by it or him, but each disclaims beneficial ownership of such shares. The address of each of Mr. Schwarzman and each of the other entities listed in this footnote is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154.

As of the date of this report, Blackstone entities have pledged substantially all of the shares of our common stock held by them pursuant to a margin loan agreement with customary default provisions. In the event of a default under the margin loan agreement, the secured parties may foreclose upon any and all shares of common stock pledged to them.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires executive officers and directors, a company’s chief accounting officer and persons who beneficially own more than 10% of a company’s common stock, to file initial reports of ownership and reports of changes in ownership with the SEC and the NYSE. Executive officers, directors and beneficial owners with more than 10% of our common stock are required by the SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of such reports and written representations from our executive officers and directors, we believe that our executive officers, directors, Blackstone and HNA timely filed all required Section 16(a) reports during 2016.

RELATED PARTY TRANSACTIONS

RELATED PARTY TRANSACTIONS POLICY

We recognize that related-party transactions present a heightened risk of conflicts of interest and have adopted a written Related Person Transaction Policy to which all related-party transaction shall be subject. Pursuant to the policy, a “related person” (as defined as in Item 404(a) of Regulation S-K of the Exchange Act, which includes security holders who beneficially own more than 5% of our common stock, including Blackstone and HNA) must promptly disclose to our General Counsel any “related person transaction” (defined as any transaction that is anticipated would be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. The General Counsel will then promptly communicate that information to our Board. No related person transaction will be executed without the approval or ratification of our Board or a duly authorized committee of our Board (currently the nominating and corporate governance committee). If we become aware of an existing related person transaction that has not been approved under this policy, the transaction will be referred to our Board or a duly authorized committee of our Board (currently the nominating and corporate governance committee), which will evaluate all options available, including ratification, revision or termination of such transaction. It is our policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest.

Certain types of transactions, which may have otherwise required individual review, have been pre-approved or ratified (as applicable) pursuant to the terms of our Related Person Transaction Policy. These types of transactions include transactions with and payments to or from Hilton or HGV pursuant to agreements that were in effect at the time of the Spin-off, including without limitation, hotel management and franchise agreements with Hilton and the Distribution Agreement, the Employee Matters Agreement, the Transition Services Agreement and the Tax Matters Agreement (each as discussed further below). Additionally, certain transactions with or related to Blackstone or HNA (each a “Major Stockholder”), including, without limitation: (1) transactions in which a Major Stockholder may have a direct or indirect material interest entered into or in effect at the effective time of the Spin-off; and (2) the purchase or sale of products or services involving a Major Stockholder’s portfolio company, provided that (a) the appropriate officers reasonably believe the transaction to be on market terms, (b) the subject products or services are of a type generally made available to other customers by the portfolio company and (c) either the aggregate value involved in such purchase or sale is expected to be less than $10 million over five years or the transaction involves a new or assumed hotel management or franchise agreement with Hilton or its affiliates to commence or be assumed following the Spin-off. Furthermore, a transaction between (i) a Major Stockholder or a Major Stockholder’s portfolio company and (ii) a Hilton-branded or HGV-branded property (or owner thereof) in which the Company does not have an ownership interest shall not be considered a “related person transaction” that is subject to our Related Person Transaction Policy.

INTERNAL REORGANIZATION AND SPIN-OFF RELATED AGREEMENTS

Introduction

As part of the Spin-off, Hilton underwent an internal reorganization, pursuant to which, among other things and subject to limited exceptions: (i) all of the assets and liabilities (including whether accrued, contingent or otherwise, and subject to certain exceptions) associated with the owned real estate business of Hilton were retained by or transferred to Park or our subsidiaries; (ii) all of the assets and liabilities (including whether accrued, contingent or otherwise, and subject to certain exceptions) associated with the Hilton’s timeshare business were retained by or transferred to HGV or its subsidiaries; (iii) all other assets and liabilities (including whether accrued, contingent or otherwise, and subject to certain exceptions) of Hilton were retained by or transferred to Hilton or its subsidiaries (other than Park, HGV and our respective subsidiaries); and (iv) Park distributed all of the stock of HGV and Hilton Domestic Operating Company Inc. to Hilton Worldwide Finance LLC, a subsidiary of Hilton.

Following the Spin-off, we and Hilton operate independently, and neither have any ownership interest in the other. To govern certain ongoing relationships between us and Hilton after the Spin-off and to provide mechanisms for an orderly transition, we, Hilton and HGV entered into agreements pursuant to which certain services and rights are provided for following the Spin-off, and we, Hilton and HGV will indemnify each other against certain liabilities arising from our respective businesses.

Distribution Agreement

Our Distribution Agreement with Hilton and HGV governs certain transfers of assets and assumptions of liabilities by each of Park, Hilton and HGV and the settlement or extinguishment of certain liabilities and other obligations among the three companies. In particular, substantially all of the assets and liabilities associated with the separated real estate business were retained by or transferred to Park or its subsidiaries; substantially all of the assets and liabilities associated with the timeshare business were retained by or transferred to HGV or its subsidiaries; and all other assets and liabilities were retained by or transferred to Hilton or its subsidiaries. Hilton, Park and HGV also agreed that losses related to certain contingent liabilities that generally are not specifically attributable to any of the three companies will be apportioned as follows: 65%, 26%, and 9% for each of Hilton, Park and HGV, respectively.

Employee Matters Agreement

Our Employee Matters Agreement with Hilton and HGV governs the respective rights, responsibilities and obligations of Hilton, Park and HGV after the Spin-offs with respect to transferred employees, defined benefit pension plans, defined contribution plans, non-qualified retirement plans, employee health and welfare benefit plans, incentive plans, equity-based awards, collective bargaining agreements and other employment, compensation and benefits-related matters. The Employee Matters Agreement provides for, among other things, the allocation and treatment of assets and liabilities arising out of incentive plans, retirement plans and employee health and welfare benefit plans in which Park and HGV employees participated prior to the Spin-offs, and continued participation by Park and HGV employees in certain of Hilton’s compensation and benefit plans for a specified period of time following the Spin-offs. Generally, other than with respect to certain specified compensation and benefit plans and liabilities, Park assumed or retained sponsorship of, and the liabilities relating to, compensation and benefit plans and employee-related liabilities relating to its current and former employees. The Employee Matters Agreement also provides that outstanding Hilton equity-based awards were equitably adjusted or converted into Park or HGV awards, as applicable. Following the Spin-off, our employees no longer actively participate in Hilton’s benefit plans or programs (other than specified compensation and benefit plans for a transition period under the Employee Matters Agreement), and we have established or will establish plans or programs for our employees as described in the Employee Matters Agreement. We have also established or will establish or maintain plans and programs outside of the United States as may be required under applicable law or pursuant to the Employee Matters Agreement.

Tax Matters Agreement

Our Tax Matters Agreement with Hilton and HGV governs the respective rights, responsibilities and obligations of Hilton, Park and HGV with respect to tax liabilities and benefits, tax attributes, tax contests and other tax sharing regarding U.S. federal, state, local and foreign income taxes, other tax matters and related tax returns. Under the Tax Matters Agreement, which is not binding on the Internal Revenue Service (“IRS”), each of Park and HGV will continue to have several liability with Hilton to the IRS for the consolidated U.S. federal income taxes of the Hilton consolidated group relating to the taxable periods in which Park and HGV were part of that group. The agreement also specifies the portion, if any, of this tax liability for which Park and HGV will bear responsibility and provides for certain indemnification provisions with respect to amounts for which they are not responsible. In addition, under the agreement, each party is expected to be responsible for any taxes imposed on Hilton that arise from the failure of the Spin-offs and certain related transactions to qualify as a tax-free transaction for U.S. federal income tax purposes, to the extent that the failure to qualify is attributable to actions taken by such party (or with respect to such party’s stock). The parties will share responsibility in accordance with sharing percentages under the Distribution Agreement for any such taxes imposed on Hilton that are not attributable to actions taken by a particular party.

The Tax Matters Agreement also provides for certain covenants that may restrict Park’s ability to pursue strategic or other transactions that otherwise could maximize the value of our business, including, for two years after the Spin-off: engaging in any transaction involving the acquisition of shares of Park common stock or in certain issuances of shares of Park common stock (other than with respect to the distribution of our estimated share of C corporation earnings and profits attributable to the period prior to Spin-off; merging or consolidating with any other person or dissolving or liquidating in whole or in part; selling or otherwise disposing of, or allowing the sale or other disposition of, more than 35% of our consolidated gross or net assets; or repurchasing our shares, except in certain circumstances. These strategic and other transactions may be allowed within the two-year timeframe in the event that the IRS has granted a favorable ruling to Hilton, HGV or Park or in the event that Hilton, HGV or Park have received an opinion from a tax advisor that Park can take such actions without adversely affecting the tax-free status of the Spin-off and related transactions.

Transition Services Agreement

We entered into a Transition Services Agreement (“TSA”) with Hilton to provide us with certain services for a limited time to help ensure an orderly transition following the distribution. The services that Hilton provides include certain finance, information technology, human resources and compensation, facilities, legal and compliance and other services. We pay Hilton for any such services utilized at agreed amounts as set forth in the TSA. In addition, for a term set forth in the TSA, we and Hilton may mutually agree on additional services to be provided by Hilton to us that were provided to us by Hilton prior to the distribution but were omitted from the TSA at pricing based on market rates that are reasonably agreed by the parties.

MANAGEMENT AND FRANCHISE AGREEMENTS WITH HILTON

In order for us to qualify as a REIT, independent third parties must operate our hotels. Except for four self-managed hotels that we own (the “Select Hotels”), we lease substantially all of our hotels to our taxable REIT subsidiary lessees, which, in turn have engaged Hilton to operate these hotels pursuant to management agreements. We operate the Select Hotels pursuant to franchise agreements with Hilton. We may, in the future, re-flag existing properties, acquire properties that operate under other brands and/or engage other third-party hotel managers and franchisors.

The general terms of the management and franchise agreements that we and Hilton have enter into are described in the “Business—Our Principal Agreements—Management Agreements” and “—Franchise Agreements” section of our Annual Report on Form 10-K filed with the SEC on March 2, 2017.

STOCKHOLDER AGREEMENTS

In connection with the Spin-off, the Company entered into the Blackstone Stockholders Agreement. Additionally, in connection with the sale by Blackstone of approximately 25% of the outstanding shares of our common stock to HNA (the “Sale”), which closed on March 15, 2017, the Company entered into the HNA Stockholders Agreement. The general terms of these agreements are described further below.

HNA Stockholders Agreement

In connection with the Sale, we entered into the HNA Stockholders Agreement on October 24, 2016 that became effective on the closing of the Sale.

Directors. Under the HNA Stockholders Agreement, for so long as HNA beneficially owns at least 15% of our outstanding common stock, it will have the right to designate two directors to our Board, only one of which may be affiliated with HNA (but not its hospitality business, unless our Nominating and Corporate Governance Committee otherwise agrees) and the other of which must meet the independence standards of the NYSE with respect to our Company and must not have been, for two years, an employee, director or officer of, or consultant to, HNA or any of its affiliates. Each of HNA’s director designees must be reasonably satisfactory to our Nominating and Corporate Governance Committee. In addition, so long as HNA owns at least 20% of our outstanding common stock, HNA will have the right to designate an additional independent director to fill each third additional director seat above 11 directors; for example, if we were to increase the size of our Board in the future to 14, HNA would have the right to designate an independent director as the 14th member of the Board. HNA’s right to designate directors declines to one director when HNA’s ownership falls below 15% of our outstanding common stock and such right terminates when HNA’s ownership falls below 5% of our outstanding common stock, subject to certain exceptions. Each independent designee will be entitled to serve on at least one standing committee of the Board, as determined by the Nominating and Corporate Governance Committee.

Voting Requirements. The HNA Stockholders Agreement generally requires HNA to vote all of its shares in excess of 15% of our total outstanding shares in the same proportion as the shares owned by other stockholders are voted on all matters, except as follows: (i) in uncontested elections of directors, HNA is required to vote all of its shares either in favor of the Board’s nominees or all of its shares in the same proportion as the shares owned by other stockholders are voted; (ii) in contested elections of directors, HNA is required to vote all of its shares in the same proportion as the shares owned by other stockholders are voted; (iii) for two years after the closing of the Sale, in third party acquisitions of our Company in which both (x) shares of our common stock are exchanged for or are converted into the right to receive (A) solely cash or (B) a mixture of cash and stock of a person other than an HNA entity in which the value of the cash portion of the aggregate consideration is 60% or more of the value of the aggregate consideration and (y) the value of the consideration to be received per share of common stock is less than or equal to a reference price per share of our common stock calculated in accordance with the HNA Stockholders Agreement, HNA may vote all of its shares as it chooses; (iv) for any acquisition of our Company other than an acquisition described in (iii) above or an acquisition by HNA, HNA will vote all of its shares in excess of 15% of our total outstanding shares in proportion to the manner in which non-HNA holders vote their shares; and (v) in the case of any charter or bylaw amendment which adversely affects HNA disproportionally as compared to other stockholders, an issuance of more than 20% of our outstanding shares (other than for an acquisition) at a below-market price, or an acquisition of our Company by HNA, HNA may vote all of its shares as it chooses. In a third party tender offer, HNA will be required to tender its shares in excess of 15% of our total outstanding shares in the same proportion as shares held by non-HNA holders are tendered.

Certain Transfers and Right of First Refusal. The HNA Stockholders Agreement does not generally restrict transfers of shares by HNA, except that if HNA transfers any of its shares to any HNA affiliate, such HNA affiliate must agree to be bound by the terms of the HNA Stockholders Agreement. In addition, if we propose to issue new equity securities for cash in an offering that is not an underwritten public offering or an offering pursuant to Rule 144A under the Securities Act, HNA will have a right of first refusal over its pro rata portion of such issuance, measured based on HNA’s ownership percentage (which shall be capped at 25% for purposes of the right of first refusal) in us at such time.

Standstill. The HNA Stockholders Agreement requires HNA and its affiliates not to: acquire, offer or agree to acquire, any beneficial interest in us, subject to certain exceptions; make any public announcement or public offer with respect to any merger, business combination or other similar transaction involving us (except when our Board recommends or approves such transaction); make or in any way participate in any “solicitation” of “proxies” to vote or seek to influence voting of securities in a manner inconsistent with our Board’s recommendation; seek election or removal of any director other than HNA designees or otherwise act, alone or in concert with others, to control or influence our Company; call a meeting of stockholders; participate in a “group” regarding our equity securities; act, alone or in concert with others, to seek to control or influence our management or policies; knowingly assist or encourage, or enter into any discussions or agreements with any third party, in connection with any of the foregoing; publicly disclose any intention, plan or arrangement inconsistent with the foregoing; provide any financing for a purchase of our equity securities or assets, subject to certain exceptions; or take any actions that HNA knows or would reasonably be expected to know would require us to make a public announcement regarding the possibility of an acquisition. HNA will not be prohibited from: (i) transferring shares of our stock to HNA affiliates; (ii) purchasing shares of our stock pursuant to its right of first refusal over its pro rata portion of newly issued equity securities; (iii) making a non-public, confidential acquisition proposal to our Board; or (iv) after a public announcement of a definitive agreement for the acquisition of our Company by a third party, making a publicly announced alternative acquisition proposal for all of our outstanding shares, which, if a tender or exchange offer, must be on the same terms for all such shares and include a non-waivable condition that a majority of the shares held by non-HNA holders are tendered into such offer. To the extent HNA’s ownership percentage falls below 25% of our total outstanding shares (or a lower percentage that results from sales of shares by HNA) as a result of issuances by us, HNA may purchase our shares in the open market so as to maintain its ownership percentage at 25% (or such lower percentage that results from sales of shares by HNA).

Blackstone Stockholders Agreement

On January 2, 2017, we entered into the Blackstone Stockholders Agreement. Under the Blackstone Stockholders Agreement, Blackstone may designate a number of directors equal to: (i) if Blackstone and the other owners of Hilton prior to its December 2013 initial public offering (collectively, “pre-IPO owners”) beneficially own at least 50% of Park’s outstanding common stock, 50% of the total number of directors comprising the Board, rounded down to the nearest whole number; (ii) if the pre-IPO owners beneficially own at least 40% (but less than 50%) of Park’s outstanding common stock, 40% of the total number of directors comprising the Board, rounded down to the nearest whole number; (iii) if the pre-IPO owners beneficially own at least 30% (but less than 40%) of Park’s outstanding common stock, 30% of the total number of directors comprising the Board, rounded down to the nearest whole number; (iv) if the pre-IPO owners beneficially own at least 20% (but less than 30%) of Park’s outstanding common stock, either (x) 20% of the total number of directors comprising the Board, rounded down to the nearest whole number, if the total number of directors is 10 or more or (y) the lowest whole number that is greater than 20% of the total number of directors comprising the Board if the total number of directors is less than 10; and (v) if the pre-IPO owners beneficially own at least 5% (but less than 20%) of Park’s outstanding common stock, the lowest whole number that is greater than 10% of the total number of directors comprising the Board. The above-described provisions of the Blackstone Stockholders Agreement will remain in effect until Blackstone is no longer entitled to nominate a director pursuant to the Blackstone Stockholders Agreement, unless Blackstone requests that they terminate at an earlier date.

REGISTRATION RIGHTS AGREEMENTS

We entered into a registration rights agreement with Blackstone that became effective upon the completion of the Spin-off. The Blackstone registration rights agreement provides that Blackstone will have customary “demand” and “piggyback” registration rights. The registration rights agreement also requires us to pay certain expenses relating to such registrations and indemnify the registration rights holder against certain liabilities under the Securities Act

Additionally, in connection with the Sale, we also entered into a registration rights agreement with HNA that became effective upon the closing of the Sale. The HNA registration rights agreement provides that, beginning two years after the closing of the Sale, HNA will have customary “demand” and “piggyback” registration rights. The registration rights agreement also requires us to pay certain expenses relating to such registrations and indemnify the registration rights holder against certain liabilities under the Securities Act.

BLACKSTONE SIDE LETTER

We entered into a letter agreement with certain entities affiliated with Blackstone (the “Blackstone Sellers”) and Hilton, pursuant to which the Blackstone Sellers agreed to sell or otherwise transfer, prior to the later to occur of the Blackstone sale of our common stock to HNA or the Spin-off, shares of common stock of Hilton sufficient to avoid a violation of the 35% stock ownership limit applicable to Hilton as an eligible independent contractor under the relevant provisions of the Code (which represented approximately 5.5% of Hilton’s outstanding common stock). The Blackstone Sellers have performed their obligations under this letter agreement.

INDEMNIFICATION AGREEMENTS

We have entered into indemnification agreements with our directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted by Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

REAL ESTATE TRANSACTIONS

In 2014, we completed the transfer of certain floors at the Hilton New York Midtown to a wholly owned subsidiary of Hilton for $22 million for conversion to a timeshare project. At closing, legal title of these floors was transferred to the subsidiary of Hilton but, pursuant to a certain area license agreement entered into at the time of transfer between us and the Hilton subsidiary that acquired legal title to the floors, we retained the right to use these floors as part of our hotel operation for various terms relating to different portions of the floors. Our right to use several portions of these floors has expired, but we continue to have the right to use the remaining portion of these floors until September 2017. The net book value of these floors on the date of transfer was approximately $66 million. The difference between the proceeds received and net book value of the floors was recognized as a non-cash equity distribution to Hilton, $30 million of which was recognized for the year ended December 31, 2014. In connection with this sale, we made a contractually required prepayment of $13 million on the variable-rate component of an existing CMBS loan in order to release these floors from collateral. Additionally, in October 2016, we transferred ownership of an additional 25 rooms at the Hilton New York Midtown to a wholly owned subsidiary of Hilton for conversion to a timeshare projects. The net book value of these assets was approximately $33 million. In connection with this additional transfer, the area license agreement was amended to allow us to continue to use these 25 rooms for a term expiring in September 2017. Due to our continuing involvement, both of these transactions were not recognized as sales and were accounted for as sales-leaseback liabilities under the financing method.

In October 2016, we transferred a hotel tower containing approximately 600 rooms at the Hilton Waikoloa Village to a wholly owned subsidiary of Hilton for a conversion to a timeshare project. The net book value of these assets was approximately $177 million. At the time of the transfer, we entered into a lease with the Hilton subsidiary that acquired the building by which we retained the right to continue to use these 600 rooms as part of our hotel operation until December 2019, subject to the obligation to turn some of the rooms over for the Hilton subsidiary’s use prior to the expiration of the term. Due to our continuing involvement, this transaction was not recognized as a sale and was accounted for as a sales-leaseback liability under the financing method. The assets will be derecognized at the end of lease term.

The remaining sale-leaseback liability related to the Hilton New York Midtown and Hilton Waikoloa Village was $210 million.

In June 2016, we transferred certain floors at the Embassy Suites Washington, D.C. to a wholly owned subsidiary of Hilton for a conversion to a timeshare project. The net book value of these assets was approximately $40 million. No cash consideration was received for this transfer; therefore, the carrying value of the assets, net of related deferred tax liabilities was recognized as a $33 million non-cash equity distribution to Hilton for the year ended December 31, 2016.

In September 2016, we distributed interests in entities with ownership interests in the DoubleTree Hotel Missoula/Edgewater and the Hilton Templepatrick Hotel & Country Club to Hilton as these two hotels were not retained by us. The amount of the non-cash equity distribution, representing the carrying value of the assets and liabilities associated with these entities, was $20 million.

Certain of our hotels charge a wholly owned subsidiary of Hilton for rental fees and other amenities. For the years ended December 31, 2016, $25 million was recognized, primarily in rooms revenue, in our combined consolidated statements of comprehensive income.

On April 28, 2017, we entered into a new reimbursement letter agreement with Blackstone in which Blackstone agreed to pay any excess transfer tax (and associated interest, penalties and consultant fees) in connection with Blackstone’s 2015 transfer to us of the Parc 55 Hotel in San Francisco, California. While the final amount of any excess transfer tax has not yet been determined, the city of San Francisco has assessed $5.3 million in excess transfer tax, penalties and interest. Pursuant to the terms of the reimbursement letter agreement, we agreed to continue to pursue an appeal of any excess transfer tax determination, consult with Blackstone and keep it apprised of the status of the appeal and obtain Blackstone’s reasonable consent prior to settlement of the appeal.

OTHER RELATIONSHIPS

In December 2015, we borrowed $45 million from Hilton with an interest rate of 1.82 percent. The note and accrued interest was forgiven in September 2016 and we recognized $45 million as a non-cash contribution from Hilton.

In December 2016, the $450 million loan on the Hilton Orlando Bonnet Creek was repaid in full. We repaid $158 million of the loan and the remaining $292 million was repaid by a wholly owned subsidiary of Hilton and recognized as a non-cash equity contribution from Hilton.

From time to time, we have engaged JLL and/or its subsidiaries to provide project management services in connection with capital projects at certain of our hotels and to represent us as landlord or tenant in certain leasing assignments. In addition, JLL has agreed to share with us a portion of the commissions it has received or will receive in connection with representing the Company in the lease of our corporate offices in Virginia. In 2014, 2015 and 2016, we made aggregate payments to JLL of approximately $0.8 million, $1.75 million and $1.57 million, respectively. We did not make any payments to JLL in 2013. Ms. Kelly, who is a director of our Board, is Executive Vice President and Chief Financial Officer and a stockholder of JLL.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

PROXY MATERIALS

Why am I receiving this Proxy Statement?

This Proxy Statement is furnished by the Board in connection with its solicitation of proxies for exercise at the 2017 annual meeting of stockholders that will take place on Friday, July 28, 2017 at 11:30 a.m., Eastern Time, at the Hilton McLean Tysons Corner, 7920 Jones Branch Drive, McLean, Virginia, 22102, and any and all adjournments or postponements thereof. You are receiving these materials because you were a stockholder at the close of business on June 1, 2017, the record date, and are entitled to vote at the annual meeting. This Proxy Statement and our 2016 Annual Report, together with the form of Proxy Card or Voting Instruction Form (as applicable), are being mailed to stockholders beginning on or about June 14, 2017.

Why did I receive a Notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

We have elected to provide access to our proxy materials over the Internet under the “notice and access” rules adopted by the SEC. As a result, on or about June 14, 2017, we mailed to many of our stockholders a “Notice of Internet Availability of Proxy Materials” instead of a paper copy of the proxy materials. All stockholders receiving the Notice will have the ability to access the proxy materials over the Internet and request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the Notice. In addition, the Notice contains instructions on how you may request access to proxy materials in printed form by mail or electronically on an ongoing basis.

How can I access the proxy materials over the Internet?

Your Notice, Proxy Card or Voting Instruction Form (as applicable) will contain instructions on how to:

•	view our proxy materials for the annual meeting on the Internet; and

•	instruct us to send our future proxy materials to you electronically by e-mail.

Our proxy materials are also available under the “Investor” tab of the Company’s website at www.pkhotelsandresorts.com starting on or about June 14, 2017.

Instead of receiving future copies of our Proxy Statement and Annual Reports by mail, stockholders of record and most beneficial owners can elect to receive an email that will provide an electronic link to these documents. Choosing to receive your proxy materials by email will save us the cost of printing and mailing documents to you and reduce the environmental impact of our annual meeting. Your election to receive future proxy materials by email will remain in effect until you revoke it.

How may I obtain a paper copy of the proxy materials?

Stockholders who receive the Notice will find instructions about how to obtain a paper copy of the proxy materials on the Notice. All stockholders of record who do not receive a Notice will receive a paper copy of the proxy materials by mail.

I share an address with another stockholder of the Company and we received only one paper copy of the proxy materials or Notice. How may I obtain an additional copy?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, the proxy materials to multiple stockholders of the

Company who share the same address unless we received contrary instructions from one or more of the stockholders. This procedure reduces our printing and mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate Proxy Cards.

Upon written request, we will promptly deliver, free of charge, a separate copy of the Notice and, if applicable, the proxy materials to any stockholder of the Company at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy of the Notice and, if applicable, the proxy materials, stockholders of record may send a request to Park Hotels & Resorts Inc., 1600 Tysons Blvd, 10th Floor, McLean, VA 22102, Attention: Investor Relations; e-mail us with your request at ir@pkhotelsandresorts.com; or call us with your request at (703) 584-7979.

Additionally, stockholders who share the same address and receive multiple copies of the Notice can request a single Notice by contacting us at the address, email address or telephone number above. If you hold your shares in a brokerage account or through a broker, bank, or other nominee, you may contact your brokerage firm, bank, broker-dealer or other nominee to request information about householding.

What does it mean if I receive more than one Notice, Proxy Card or Voting Instruction Form?

It generally means your shares are registered differently or are held in more than one account. Please provide voting instructions for all Notices, Proxy Cards and Voting Instruction Form you receive.

ANNUAL MEETING & VOTING INFORMATION

What proposals will be voted on at the annual meeting? How does the Board recommend that I vote? What is the voting requirement to approve each of the proposals? What effect will abstentions and broker non-votes have?

Proposal	Voting Options	Board Recommendation	Vote Required to Adopt the Proposal	Effect of Abstentions	Effect of Broker Non- Votes

Proposal 1: Election of Directors	For, Against or Abstain on each Nominee	FOR each Nominee	Plurality of votes cast	No effect	No effect

Proposal 2: Advisory Vote to Approve Compensation of Named Executive Officers	For, Against or Abstain	FOR	Majority of votes cast	No effect	No effect

Proposal 3: Advisory Vote to Determine Frequency of Future Advisory Votes Approving Compensation of Named Executive Officers	One Year, Every Two Years, Every Three Years or Abstain	FOR “ONE YEAR”	Plurality of votes cast	No effect	No effect

Proposal	Voting Options	Board Recommendation	Vote Required to Adopt the Proposal	Effect of Abstentions	Effect of Broker Non- Votes

Proposal 4: Ratification of the Appointment of Ernst & Young LLP as Our Independent Auditor for Fiscal Year 2017	For, Against or Abstain	FOR	Majority of votes cast	No effect	Brokers have discretion to vote

Will other matters be voted on at the annual meeting?

We are not currently aware of any other matters to be presented at the annual meeting other than those described in this Proxy Statement. If any other matters not described in the Proxy Statement are properly presented at the annual meeting, any proxies received by us will be voted in the discretion of the proxy holders.

How many votes must be present to hold the annual meeting?

Holders of a majority of our issued and outstanding shares entitled to vote at the annual meeting as of the June 1, 2017, the record date, must be present at the annual meeting in order to hold the annual meeting and conduct business. This is called a “quorum.” Your shares are counted as present at the annual meeting if you are present and vote in person at the annual meeting or by telephone or on the Internet or a proxy card has been properly submitted by you or on your behalf. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. If a quorum is not present at the scheduled time of the meeting, the Chairman of the Board may adjourn the meeting to another place, date or time until a quorum is present. The place, date and time of the adjourned meeting will be announced when the adjournment is taken and no other notice will be given unless the adjournment is to a date more than 120 days after the original record date or if, after the adjournment, a new record date is fixed for the adjourned meeting.

On the record date, 214,835,403 shares of Park’s common stock were issued and outstanding and entitled to vote.

What shares can I vote?

Each share of Park common stock issued and outstanding as of the close of business on June 1, 2017, the record date for the annual meeting, is entitled to cast one vote per share on all items being voted on at the annual meeting. You may vote all shares of Park common stock that you owned as of the record date, including shares held (i) directly in your name as the stockholder of record, including shares acquired through Park’s equity incentive plans and (ii) for you as the beneficial owner through a broker, bank, trustee or other nominee.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most of our stockholders hold their shares beneficially through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially through a broker, bank or other nominee.

•	Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Wells Fargo, you are considered the stockholder of record with respect to those shares, and the Notice or these proxy materials are being sent directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to us, to submit proxies electronically or by telephone or to vote in person at the annual meeting. If you have requested printed proxy materials, we have enclosed a Proxy Card for you to use.

•	Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and the Notice or these proxy materials are being forwarded to you by your broker, bank or nominee. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the annual meeting unless you request, complete and deliver a legal proxy from your broker, bank or nominee. If you requested printed proxy materials, your broker, bank or nominee has enclosed voting instruction for you to use in directing the broker, bank or nominee regarding how to vote your shares.

May I attend the meeting?

All stockholders of record of shares of our common stock at the close of business on the record date, or their designated proxies, are authorized to attend the annual meeting. Each stockholder and proxy will be asked to present a valid government-issued photo identification, such as a driver’s license or passport, before being admitted.

If you are the beneficial owner of our common stock then you should provide proof of beneficial ownership as of the record date, such as an account statement reflecting your stock ownership as of the record date, a copy of the Voting Instruction Form provided by your broker, bank or other nominee, or other similar evidence of ownership. We reserve the right to determine the validity of any purported proof of beneficial ownership. If you do not have proof of ownership, you may not be admitted to the annual meeting. Cameras, recording devices and other electronic devices will not be permitted, and attendees may be subject to security inspections and other security precautions.

How do I vote?

•	Voting in Person at the Meeting. If you are a stockholder of record and attend the annual meeting, you may vote in person at the meeting. If your shares of Park common stock are held in street name and you wish to vote in person at the meeting, you must obtain a legal proxy from the broker, bank or other nominee that holds your shares of Park common stock of record.

•	Voting by Proxy for Shares Registered Directly in Your Name. If you are a stockholder of record, you may instruct the proxy holders named in the enclosed Proxy Card how to vote your shares of Park common stock by using the toll-free telephone number or the website listed on the Proxy Card or by signing, dating and mailing the Proxy Card in the postage-paid envelope provided.

➣	Vote by Telephone. You may authorize a proxy to vote your shares by telephone by calling the toll-free number listed on the accompanying Proxy Card. Authorizing a proxy by telephone is available 24 hours per day until 11:59 p.m., Eastern Time, on July 27, 2017. When you call, please have your Proxy Card in hand, and you will receive a series of voice instructions that will allow you to authorize a proxy to vote your shares of common stock. You will be given the opportunity to confirm that your instructions have been properly recorded. IF YOU AUTHORIZE A PROXY BY TELEPHONE, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

➣	Vote by Internet. You also have the option to authorize a proxy to vote your shares via the Internet. The website for authorizing a proxy is printed on your Proxy Card. Authorizing a proxy by Internet is available 24 hours per day until 11:59 p.m., Eastern Time, on July 27, 2017. As with telephone voting, you will be given the opportunity to confirm that your instructions have been properly recorded. IF YOU AUTHORIZE A PROXY VIA THE INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

➣	Vote by Mail. If you would like to authorize a proxy to vote your shares by mail, mark, sign and date your Proxy Card and return in the postage-paid envelope provided.

•	Voting by Proxy for Shares Registered in Street Name. If your shares of common stock are held in street name, you will receive instructions from your broker, bank or other nominee which you must follow in order to have your shares of common stock voted in accordance with your instructions. The broker, bank or other nominee for your shares is required to follow your voting instructions. Accordingly, you will need to follow the directions you receive from your broker, bank or other nominee. Under the current rules of the NYSE if you do not give instructions to your broker, bank or other nominee, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. The ratification of Ernst & Young LLP as our independent registered public accounting firm (Proposal 4) is considered to be a “discretionary” item under the NYSE rules and your broker, bank or other nominee will be able to vote on that item even if it does not receive instructions from you. The election of directors (Proposal 1), the vote on the compensation of our named executive officers (Proposal 2) and the vote on the frequency of our future advisory votes approving the compensation of our named executive officers (Proposal 3) are “non-discretionary” items. If you do not instruct your broker, bank or other nominee how to vote with respect to these items, it may not vote with respect to these proposals and those votes will be counted as “broker non-votes.” Broker non-votes are shares that are held in street name by a broker, bank or other nominee that returns a properly executed proxy but does not have discretionary authority to vote on a particular matter.

May I revoke or change my vote after I have voted?

If you are a stockholder of record, you may revoke or change your proxy at any time before it is voted at the annual meeting by (i) submitting a revised proxy by Internet, telephone, or duly executed paper ballot after the date of the previously submitted proxy, (ii) attending the annual meeting and voting in person or (iii) delivering a signed notice of revocation of the Proxy Card to the Secretary of the Company at the following address: Park Hotels & Resorts Inc., 1600 Tysons Blvd, 10th Floor, McLean, VA 22102, Attention: Corporate Secretary.

If you are a beneficial owner of shares, you may revoke or change your voting instructions by contacting your broker, bank or other nominee and following their instructions.

Where can I find the voting results of the annual meeting?

We will announce preliminary voting results at the annual meeting. We will publish the final voting results in a Current Report on Form 8-K within four business days following the annual meeting.

Whom should I call if I have questions or need assistance voting my shares?

Please call 703-584-7441 or email ir@pkhotelsandresorts.com if you have any questions in connection with voting your shares.

Who will bear the cost of soliciting votes for the annual meeting?

Park is making this solicitation and will bear the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. Our officers and employees may solicit proxies in person, by mail, by telephone or by electronic communication, but they will not receive any additional compensation for these activities. We will, upon request, reimburse brokerage firms and other custodians, fiduciaries, and nominees for their reasonable out-of-pocket expenses for forwarding proxy materials to beneficial owners of shares of Park common stock. We have engaged the services of MacKenzie Partners, Inc., with respect to proxy soliciting matters at an expected cost of approximately $8,000, not including incidental expenses.

OTHER MATTERS

STOCKHOLDER PROPOSALS FOR 2018 ANNUAL MEETING

If any stockholder wishes to propose a matter for consideration at our 2018 annual meeting of stockholders, the proposal should be mailed by certified mail return receipt requested, to our Office of Corporate Secretary, Park Hotels & Resorts Inc., 1600 Tysons Blvd., 10th Floor, McLean, VA 22102.

As a general rule, stockholders wishing to submit a proposal for the 2018 annual meeting of stockholders and have the proposal included in the proxy statement pursuant to Rule 14a-8(e) under the Exchange Act must submit the proposal not less than 120 days prior to the release date of the proxy statement in connection with the 2017 annual meeting of stockholders, or February 14, 2018. However, our 2018 annual meeting of stockholders is expected to be held on a date more than 30 days prior to the anniversary date of our 2017 annual meeting of stockholders. The revised 14a-8 proposal deadline will be communicated publicly once we establish the date for our 2018 annual meeting of stockholders. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received.

In addition, our By-laws permit stockholders to nominate directors and present other business for consideration at our annual meeting of stockholders. To make a director nomination or present other business for consideration at the annual meeting of stockholders to be held in 2018, you must submit a timely notice in accordance with the procedures described in our By-laws. As a general rule, to be timely, a stockholder’s notice must be delivered to the Secretary of the Company at the principal executive offices of our Company not less than 90 days or more than 120 days prior to the first anniversary of the preceding year’s annual meeting. However, as noted above, we currently expect that the date of our 2018 annual meeting of stockholders will be advanced by more than 20 days from the anniversary date of the 2017 annual meeting of stockholders. Pursuant to our By-laws, in the event that the date of the annual meeting of stockholders to be held in 2018 is advanced by more than 20 days, or delayed by more than 70 days, from the anniversary date of this year’s annual meeting of stockholders such notice by the stockholder must be so received no earlier than 120 days prior to the annual meeting of stockholders to be held in 2018 and not later than the 90th day prior to such annual meeting of stockholders to be held in 2018 or, if later, 10 calendar days following the day on which public announcement of the date of such annual meeting is first made. Any such proposal will be considered timely only if it is otherwise in compliance with the requirements set forth in our By-laws. The proxy solicited by the Board for the 2018 annual meeting of stockholders will confer discretionary authority to vote as the proxy holders deem advisable on such stockholder proposals which are considered untimely.

For the 2017 annual meeting, pursuant to our By-laws, in order to be timely, a stockholder’s notice must have been delivered to the Secretary not later than the close of business on May 18, 2017.

The mailing address of our principal executive offices is 1600 Tysons Blvd., 10th Floor, McLean, VA 22101.

HOUSEHOLDING OF PROXY MATERIALS

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies and helps the environment by conserving natural resources. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, or if you wish to request delivery of a copy of this Proxy Statement and the Annual Report, please contact (i) our Investor Relations Department by calling 703-584-7441 or emailing ir@pkhotelsandresorts.com, or writing to the Office of the Corporate Secretary, Park Hotels & Resorts Inc., 1600 Tysons Blvd., 10th Floor, McLean, VA 22102 if you are a record holder or (ii) your broker, bank or other nominee if you own your shares of Park common stock in street name.

AVAILABILITY OF ADDITIONAL MATERIALS

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website (www.pkhotelsandresorts.com) and click on “Financial Information—SEC Filings” under the “Investors” heading. Copies of our Annual Report on Form 10-K for the year ended December 31, 2016, including financial statements and schedules thereto, filed with the SEC, are also available without charge to stockholders upon written request addressed to:

Office of the Corporate Secretary

Park Hotels & Resorts Inc.

1600 Tysons Blvd, 10th Floor

McLean, VA 22102

OTHER BUSINESS

The Board does not know of any other matters to be brought before the meeting. If other matters are presented, the proxy holders have discretionary authority to vote all proxies in accordance with their best judgment.

By Order of the Board of Directors,

Thomas C. Morey

Senior Vice President, General Counsel and Secretary

PARK HOTELS & RESORTS INC. 1600 TYSONS BLVD., 10TH FLOOR MCLEAN, VA 22102 VOTE BY INTERNET—www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on July 27, 2017. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on July 27, 2017. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E30130-P95253 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. PARK HOTELS & RESORTS INC. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees: 01) Thomas J. Baltimore, Jr. 02) Gordon M. Bethune 03) Patricia M. Bedient 04) Geoffrey Garrett 05) Robert G. Harper 06) Tyler S. Henritze 07) Christie B. Kelly 08) Sen. Joseph I. Lieberman 09) Xianyi Mu 10) Timothy J. Naughton 11) Stephen I. Sadove For All Withhold All Except For All To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote FOR the following proposal: 2. To approve, on an advisory (non-binding) basis, the compensation of our named executive officers. For Against Abstain The Board of Directors recommends you vote 1 YEAR on the following proposal: 3. To determine, on an advisory (non-binding) basis, whether a non-binding stockholder vote to approve the compensation paid to our named executive officers should occur every one, two or three years. 1 Year 2 Years 3 Years Abstain The Board of Directors recommends you vote FOR the following proposal: 4. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. For Against Abstain Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date V.1.1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. E30131-P95253 PARK HOTELS & RESORTS INC. Annual Meeting of Stockholders July 28, 2017 11:30 AM ET This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Thomas J. Baltimore, Jr. and Sean M. Dell’Orto, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy, and in their discretion upon any other business that may properly come before the meeting (and any adjournment or postponement thereof), all of the shares of common stock of PARK HOTELS & RESORTS INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:30 AM ET on July 28, 2017, at the Hilton McLean Tysons Corner, 7920 Jones Branch Drive, McLean, Virginia 22102, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations with respect to Proposals 1 through 4, and in the discretion of the proxies with respect to any other business that may properly come before the meeting (and any adjournment or postponement thereof). Continued and to be signed on reverse side